UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

UGI CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of January 26, 2010
Annual Meeting and
Proxy Statement

BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000
LON R. GREENBERG
Chairman and
Chief Executive Officer
December 15, 2009
Dear Shareholder,
On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Tuesday, January 26, 2010. At the meeting, we will review UGI’s performance for Fiscal 2009 and our expectations for the future.
This year, we are pleased to take advantage of the Securities and Exchange Commission’s rules that allow the Company to provide our proxy statement and annual report to our shareholders over the Internet. On December 15, 2009, we mailed our shareholders a notice containing instructions on how to access our 2009 proxy statement and annual report and vote online. We believe that delivering our proxy materials over the Internet is a socially responsible way to reduce the environmental impact and the cost of our Annual Meeting.
I would like to take this opportunity to remind you that your vote is important. Please read the proxy materials and take a moment now to vote online or by telephone as described in the proxy voting instructions, or, if you received these proxy materials by mail, by completing the proxy card and returning it by mail.
I look forward to seeing you on January 26th and addressing your questions and comments.

Sincerely,

Lon R. Greenberg

BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000
December 15, 2009
Notice of
annual meeting of Shareholders
The Annual Meeting of Shareholders of UGI Corporation will be held on Tuesday, January 26, 2010, at 10:00 a.m., at The Desmond Hotel and Conference Center, Ballrooms A and B, One Liberty Boulevard, Malvern, Pennsylvania. Shareholders will consider and take action on the following matters:
1. election of nine directors to serve until the next annual meeting of Shareholders;
2. ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for Fiscal 2010; and
3. transaction of any other business that is properly raised at the meeting.

Margaret M. Calabrese
Corporate Secretary

•	TABLE OF CONTENTS

UGI CORPORATION
460 North Gulph Road
King of Prussia, Pennsylvania 19406
PROXY STATEMENT
•	Annual Meeting Information
This proxy statement contains information related to the Annual Meeting of Shareholders of UGI Corporation to be held on Tuesday, January 26, 2010, beginning at 10:00 a.m., at The Desmond Hotel and Conference Center, Ballrooms A and B, One Liberty Boulevard, Malvern, Pennsylvania and at any postponements or adjournments thereof. Directions to The Desmond Hotel and Conference Center appear on page 57. This proxy statement was prepared under the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. It was made available to Shareholders on or about December 15, 2009.
Why did I receive a notice in the mail this year regarding the Internet availability of proxy materials instead of printed proxy materials?
The Company has elected to provide access to the proxy materials over the Internet. We believe that this initiative will enable the Company to provide proxy materials to shareholders more quickly, reduce the impact of our Annual Meeting on the environment, and reduce costs.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on January 26, 2010:
This Proxy Statement and the Company’s 2009 Annual Report are available at www.ugicorp.com.
Who is entitled to vote?
Shareholders of record of our common stock at the close of business on November 20, 2009 are entitled to vote at the Annual Meeting, or any postponement or adjournment of the meeting scheduled in accordance with Pennsylvania law. Each shareholder has one vote per share on all matters to be voted on. On November 20, 2009, there were 108,787,224 shares of common stock outstanding.
What am I voting on?
You will be asked to elect nine nominees to serve on the Company’s Board of Directors and to ratify the appointment of our independent registered public accountants for Fiscal 2010. The Board of Directors is not aware of any other matters to be presented for action at the meeting.

How does the Board of Directors recommend I vote on the proposals?
The Board of Directors recommends a vote FOR the election of each of the nominees for Director and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for Fiscal 2010.
What does it mean if I get more than one Notice of Internet Availability of Proxy Materials?
If your shares are registered differently and are in more than one account, you will receive more than one Notice. Please follow the directions for voting on each of the Notices of Availability of Proxy Materials you receive to ensure that all of your shares are voted.
How do I vote?
You may vote in one of three ways:
•	Over the Internet

If your shares are registered in your name: Vote your shares over the Internet by accessing the Computershare proxy online voting website at: www.envisionreports.com/UGI and following the on-screen instructions. You will need the control number that appears on your Notice of Availability of Proxy Materials when you access the web page.

If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the Internet by following the voting instructions that you receive from such broker, bank or other nominee.

•	By Telephone

If your shares are registered in your name: Vote your shares over the telephone by accessing the telephone voting system toll-free at 1-800-652-8683 and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your Notice of Availability of Proxy Materials when you call.

If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the telephone by following the voting instructions you receive from such broker, bank or other nominee.

•	By Mail

If you received these annual meeting materials by mail: Vote by signing and dating the proxy card(s) and returning the card(s) in the prepaid envelope. Also, you can vote online or by using a toll-free telephone number. Instructions about these ways to vote appear on the proxy card. If you vote by telephone, please have your proxy card and control number available.

How can I vote my shares held in the Company’s Employee Savings Plans?
You can instruct the trustee for the Company’s Employee Savings Plans to vote the shares of stock that are allocated to your account in the UGI Stock Fund. If you do not vote your shares, the trustee will vote them in proportion to those shares for which the trustee has received voting instructions from participants. Likewise, the trustee will vote shares held by the trust that have not been allocated to any account in the same manner.
How can I change my vote?
You can revoke your proxy at any time before it is voted. Proxies are voted at the Annual Meeting. If you are a shareholder of record and you returned a paper proxy card, you can write to the Company’s Corporate Secretary at our principal offices, 460 North Gulph Road, King of Prussia, Pennsylvania 19406, stating that you wish to revoke your proxy and that you need another proxy card. Alternatively, you can vote again, either over the Internet or by telephone. If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and following their procedure for revocation. If you are a shareholder of record and you attend the meeting, you may vote by ballot, which will cancel your previous proxy vote. If your shares are held through a broker, bank or other nominee, and you wish to vote by ballot at the meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must bring with you to the meeting to exchange for a ballot. Your last vote is the vote that will be counted.
What is a quorum?
A quorum of the holders of the outstanding shares must be present for the Annual Meeting to be held. A “quorum” is the presence at the meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares entitled to vote.
How are votes, abstentions and broker non-votes counted?
Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law.
A broker non-vote occurs when a broker, bank or other nominee holding shares on your behalf does not receive voting instructions from you. If that happens, the broker, bank or other nominee may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the ratification of the appointment of the Company’s independent registered public accountants. A “broker non-vote” occurs when a broker has not received voting instructions and either declines to exercise its discretionary authority to vote on routine matters or is barred from doing so because the matter is non-routine. Broker non-votes are counted to determine if a quorum is present, but are not considered a vote cast under Pennsylvania law.

As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulation.
What vote is required to approve each item?
The Director nominees will be elected by a plurality of the votes cast at the Annual Meeting. The other matter to be considered at the meeting requires the affirmative vote of a majority of the votes cast at the meeting to be approved.
Who will count the vote?
Computershare Inc., our Transfer Agent, will tabulate the votes cast by proxy or in person at the Annual Meeting.
What are the deadlines for Shareholders’ proposals for next year’s Annual Meeting?
Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission (“SEC”). Proposals intended for inclusion in next year’s proxy statement and proxy card must be received by the Company not later than August 15, 2010. With respect to proposals not intended for inclusion in the Company’s proxy materials for next year’s annual meeting, if the Company does not receive notice of such a proposal by October 31, 2010 and the matter is raised at that meeting, the proxy holders will have discretionary authority to vote on the matter. All proposals and notifications should be addressed to the Corporate Secretary.
How much did this proxy solicitation cost?
The Company has engaged Georgeson Inc. to solicit proxies for the Company for a fee of $7,500 plus reasonable expenses for additional services. We also reimburse banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain Directors, officers and regular employees of the Company and its subsidiaries may solicit proxies personally or by telephone or facsimile without additional compensation.
•	Securities Ownership of Management
The following table shows the number of shares beneficially owned by each Director and by each of the executive officers named in the Summary Compensation Table-Fiscal 2009, and by all Directors and executive officers as a group. The table shows their beneficial ownership as of October 1, 2009.
Our subsidiary AmeriGas Propane, Inc. is the General Partner of AmeriGas Partners, L.P. (“AmeriGas Partners”), one of our consolidated subsidiaries and a publicly-traded limited partnership. The table also shows, as of October 1, 2009, the number of common units of AmeriGas Partners beneficially owned by each Director and named executive officer, and by all Directors and executive officers as a group.

Mr. Greenberg beneficially owns approximately 1.4 percent of the outstanding common stock. Each other person named in the table beneficially owns less than 1 percent of the outstanding common stock and less than 1 percent of the outstanding common units of AmeriGas Partners. Directors and named executive officers as a group own approximately 3 percent of the outstanding common stock and less than 1 percent of the outstanding common units of AmeriGas Partners. For purposes of reporting total beneficial ownership, shares that may be acquired within 60 days of October 1, 2009 through UGI Corporation stock option exercises are included.
Beneficial Ownership of Directors, Nominees and Named Executive Officers

				Exercisable	Aggregate Number of
	Aggregate Number		Stock Units	Options	AmeriGas
	of Shares of UGI		Held Under	For UGI	Partners, L.P.
Name	Common Stock(1)		2004 Plan(2)	Common Stock	Common Units
Stephen D. Ban	16,496		54,765	75,000	0
Eugene V. N. Bissell	68,197		0	90,000	50,359	(3)
Richard C. Gozon	32,608		89,131	101,400	5,000
Lon R. Greenberg	400,712	(4)	0	1,171,666	9,000
Ernest E. Jones	3,618		22,724	75,000	0
Peter Kelly	29,246	(5)	0	51,666	0
Robert H. Knauss	26,412		0	125,000	14,108
Anne Pol	2,852		56,104	63,000	0
M. Shawn Puccio	350		2,550	8,500	0
Marvin O. Schlanger	9,724	(6)	45,188	89,400	1,000	(6)
Roger B. Vincent	10,000		10,649	34,000	6,000
John L. Walsh	87,313	(7)	0	455,000	7,000	(7)
Directors and executive officers as a group (15 persons)	780,706		281,111	2,621,032	92,467

(1)	Sole voting and investment power unless otherwise specified.

(2)
The UGI Corporation 2004 Omnibus Equity Compensation Plan Amended and Restated as of December 5, 2006 (the “2004 Plan”) provides that stock units will be converted to shares and paid out to Directors upon their retirement or termination of service.

(3)	Mr. Bissell’s shares and common units are held jointly with his spouse.

(4)	Mr. Greenberg holds 244,255 shares jointly with his spouse.

(5)	Mr. Kelly’s shares are held jointly with his spouse.

(6)	Mr. Schlanger’s spouse holds 2,000 shares and all common units shown. Mr. Schlanger disclaims beneficial ownership of the shares and common units owned by his spouse.

(7)	Mr. Walsh’s shares and common units are held jointly with his spouse.

Section 16(a) — Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, certain officers and 10 percent beneficial owners to report their ownership of shares and changes in such ownership to the SEC. Based on our records, we believe that during Fiscal 2009 all of such reporting persons complied with all Section 16(a) reporting requirements applicable to them.
•	Securities Ownership of Certain Beneficial Owners
The following table shows information regarding each person known by the Company to be the beneficial owner of more than five percent of the Company’s common stock. The ownership information below is based on information reported on a Form 13F as filed with the SEC in November 2009 for the quarter ended September 30, 2009.
Securities Ownership of Certain Beneficial Owners

Title of	Name and Address of	Amount and Nature of		Percent of
Class	Beneficial Owner	Beneficial Ownership		Class(1)

Common Stock	Barclays Global Investors UK Holdings Limited 1 Churchill Place, Canary Wharf London, E14 5HP — United Kingdom	12,155,488	(2)	11%

Common Stock	Wellington Management Company, LLP 75 State Street Boston, MA 02109	8,136,954	(3)	7%

(1)	Based on 108,787,224 shares of common stock issued and outstanding at November 20, 2009.

(2)
The reporting person, and certain related entities, has sole voting power with respect to 10,359,609 shares, shared voting power with respect to no shares, and shared investment power with respect to all 12,155,488 shares.

(3)
The reporting person, and certain related entities, has sole voting power with respect to 5,509,855 shares, shared voting and investment power with respect to 812,943 shares, and sole investment power with respect to 7,324,011 shares.

Item 1 — Election of Directors
•	Nominees
Nine Directors will be elected at the Annual Meeting. Directors will serve until the next annual meeting or until their earlier resignation or removal. If any nominee is not available for election, proxies will be voted for another person nominated by the Board of Directors or the size of the Board will be reduced. Nine members of the Board of Directors elected at last year’s annual meeting are standing for re-election this year.
The nominees are as follows:
Richard C. Gozon
Director since 1989
Age 71
Mr. Gozon retired in April of 2002 as Executive Vice President of Weyerhaeuser Company (an integrated forest products company) and Chairman of Norpac (North Pacific Paper Company, a joint venture with Nippon Paper Industries headquarters in Tokyo, Japan), positions he had held since 1994. Mr. Gozon was formerly a Director (1984 to 1993), President and Chief Operating Officer of Alco Standard Corporation (a provider of paper and office products) (1988 to 1993); Executive Vice President and Chief Operating Officer (1988), President (1985 to 1987) of Paper Corporation of America. He also serves as a Director of UGI Utilities, Inc.; AmeriGas Propane, Inc.; AmerisourceBergen Corporation; and Triumph Group, Inc.
Stephen D. Ban
Director since 1991
Age 69
Dr. Ban is the Director of the Technology Transfer Division of the Argonne National Laboratory (science-based Department of Energy laboratory dedicated to advancing the frontiers of science in energy, environment, biosciences and materials) (since March 2002). He previously served as President and Chief Executive Officer of the Gas Research Institute (gas industry research and development funded by distributors, transporters, and producers of natural gas) (1987 to 1999). He also served as Executive Vice President. Prior to joining the Gas Research Institute in 1981, he was Vice President, Research and Development and Quality Control of Bituminous Materials, Inc. Dr. Ban also serves as a Director of UGI Utilities, Inc.; AmeriGas Propane, Inc.; and Energen Corporation.

Lon R. Greenberg
Director since 1994
Age 59
Mr. Greenberg has been Chairman of the Board of Directors of UGI since August 1996 and Chief Executive Officer since August 1995. He was formerly President (1994 to April 2005), Vice Chairman of the Board (1995 to 1996), and Senior Vice President — Legal and Corporate Development (1989 to 1994). Mr. Greenberg also serves as a Director of UGI Utilities, Inc.; AmeriGas Propane, Inc.; and Aqua America, Inc.
Marvin O. Schlanger
Director since 1998
Age 61
Mr. Schlanger is a Principal in the firm of Cherry Hill Chemical Investments, L.L.C. (management services and capital for chemical and allied industries) (since October 1998), Chairman of the Board of CEVA Group, Plc (since February 2009), and Vice Chairman of Hexion Specialty Chemicals, Inc. (since June 2005). He was previously Chairman and Chief Executive Officer of Resolution Performance Products, Inc. (a manufacturer of specialty and intermediate chemicals) (November 2000 to May 2005), Chairman of Covalence Specialty Materials Corp. (February 2006 to April 2007), and Chairman of Resolution Specialty Materials, LLC (August 2004 to May 2005). Mr. Schlanger also serves as a Director of UGI Utilities, Inc.; AmeriGas Propane, Inc.; and Momentive Performance Materials Inc.
Anne Pol
Director 1993 through 1997 and
since December 1999
Age 62
Mrs. Pol retired in June of 2005 as President and Chief Operating Officer of Trex Enterprises Corporation (a high technology research and development company), a position she had held since October 15, 2001. She previously served as Senior Vice President of Thermo Electron Corporation (environmental monitoring, analytical instruments and a major producer of recycling equipment, biomedical products and alternative energy systems) (1998 to 2001), and Vice President (1996 to 1998). Mrs. Pol also served as President of Pitney Bowes Shipping and Weighing Systems Division, a business unit of Pitney Bowes Inc. (mailing and related business equipment) (1993 to 1996); Vice President of New Product Programs in the Mailing Systems Division of Pitney Bowes Inc. (1991 to 1993) and Vice President of Manufacturing Operations in the Mailing Systems Division of Pitney Bowes Inc. (1990 to 1991). Mrs. Pol also serves as a Director of UGI Utilities, Inc.

Ernest E. Jones
Director since 2002
Age 65
Mr. Jones is President and Chief Executive Officer of Philadelphia Workforce Development Corporation (an agency which funds, coordinates and implements employment and training activities in Philadelphia, Pennsylvania) (since 1998). He formerly served as President and Executive Director of the Greater Philadelphia Urban Affairs Coalition (1983 to 1998) and as Executive Director of Community Legal Services, Inc. (1977 to 1983). Mr. Jones also serves as a Director of the African American Museum in Philadelphia; Thomas Jefferson University; the Philadelphia Contributionship; Vector Security, Inc.; and UGI Utilities, Inc.
John L. Walsh
Director since April 2005
Age 54
Mr. Walsh is a Director and President and Chief Operating Officer of UGI Corporation (since April 2005). He is also a Director (since April 2005) and President and Chief Executive Officer of UGI Utilities, Inc. (since July 2009). In addition, Mr. Walsh serves as Vice Chairman of AmeriGas Propane, Inc. (since April 2005). Previously, Mr. Walsh was the Chief Executive of the Industrial and Special Products Division of the BOC Group plc (industrial gases), a position he assumed in 2001. He was also an Executive Director of BOC (2001 to 2005). He joined BOC in 1986 as Vice President-Special Gases and held various senior management positions in BOC, including President of Process Gas Solutions, North America (2000 to 2001) and President of BOC Process Plants (1996 to 2000).
Roger B. Vincent
Director since February 2006
Age 64
Mr. Vincent is President of Springwell Corporation, a corporate finance advisory firm located in New York (since 1989). Mr. Vincent also serves as a Director and Chairman of the Board of Directors of the ING Mutual Funds, ING Asia Pacific High Dividend Equity Income Fund, ING Global Advantage and Premium Opportunity Fund, ING Global Equity Dividend and Premium Opportunity Fund, ING Prime Rate Trust and ING Risk Managed Natural Resources Fund. Mr. Vincent is also a Director of UGI Utilities, Inc.

M. Shawn Puccio
Director since January 2009
Age 47
Ms. Puccio is Senior Vice President, Finance of Saint-Gobain Corporation, the North American business of Compagnie de Saint-Gobain, a global manufacturer and distributor of flat glass, building products, glass containers and high performance materials (since 2006). Ms. Puccio was formerly Vice President, Finance (2005 to 2006) and Vice President, Internal Control Services (2002 to 2005) of Saint-Gobain. Prior to joining Saint-Gobain, she was a partner with PricewaterhouseCoopers LLP, a public accounting firm (1997 to 2002), having joined Price Waterhouse in 1984. Ms. Puccio also serves as a Director of UGI Utilities, Inc. and of the Girl Scouts of Eastern Pennsylvania.
•	Corporate Governance
The business of UGI Corporation is managed under the direction of the Board of Directors. As part of its duties, the Board oversees the corporate governance of the Company for the purpose of creating long-term value for its shareholders and safeguarding its commitment to its other stakeholders: our employees, our customers, our suppliers and creditors, and the communities in which we do business. To accomplish this purpose, the Board considers the interests of the Company’s stakeholders when, together with management, it sets the strategies and objectives of the Company. The Board also evaluates management’s performance in pursuing those strategies and achieving those objectives.
In carrying out its responsibilities under the guidelines set forth by the Principles of Corporate Governance, the Board will:
•	Approve the Company’s strategies and objectives;

•	Evaluate the performance and compensation of the Chief Executive Officer and senior management;

•	Review succession planning;

•	Advise and counsel management;

•	Monitor codes of conduct and policies on corporate governance;

•	Establish and monitor Board and Committee structure;

•	Designate a Presiding Director; and

•	Assess Board and Board Committee performance.
The full text of the Company’s Principles of Corporate Governance can be found on the Company’s website, www.ugicorp.com, under Investor Relations and Corporate Governance. The Company has also adopted (i) a Code of Ethics for the Chief Executive Officer and Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, and (ii) a Code of Business Conduct and Ethics for Directors, Officers and Employees. Both Codes and the Charters of the Corporate Governance, Audit, and Compensation and Management Development Committees of the Board of Directors are posted on the Company’s website, www.ugicorp.com, under Investor Relations and Corporate Governance. All of these documents are also available free of charge by writing to Robert W. Krick, Vice President and Treasurer, UGI Corporation, P.O. Box 858, Valley Forge, PA 19482, or by calling 1-800-844-9453.

•	Communications With The Board
You may contact the Board of Directors or the non-management Directors as a group by writing to them c/o UGI Corporation, P.O. Box 858, Valley Forge, PA 19482. These contact instructions have been posted on the Company’s website at www.ugicorp.com under Investor Relations and Corporate Governance.
Any communications directed to the Board of Directors or the non-management Directors as a group from employees or others that concern complaints regarding accounting, internal controls or auditing matters will be handled in accordance with procedures adopted by the Audit Committee of the Board.
All other communications directed to the Board of Directors or the non-management Directors as a group are initially reviewed by the General Counsel. The Chairman of the Corporate Governance Committee is advised promptly of any such communication that alleges misconduct on the part of Company management or raises legal, ethical or compliance concerns about Company policies or practices.
On a periodic basis, the Chairman of the Corporate Governance Committee receives updates on other communications that raise issues related to the affairs of the Company but do not fall into the two prior categories. The Chairman of the Corporate Governance Committee determines which of these communications he would like to see. The Corporate Secretary maintains a log of all such communications that is available for review for one year upon request of any member of the Board.
Typically, we do not forward to our Board of Directors communications from our shareholders or other parties which are of a personal nature or are not related to the duties and responsibilities of the Board, including customer complaints, job inquiries, surveys, polls and business solicitations.

•	Board Committees and Meeting Attendance
The Board of Directors has determined that, other than Messrs. Greenberg and Walsh, no Director has a material relationship with the Company and each Director satisfies the criteria for an “independent director” under the rules of the New York Stock Exchange. The Board of Directors has established the following guidelines to assist it in determining director independence: (i) if a Director serves as an officer, director or trustee of a non-profit organization, charitable contributions to that organization by the Company and its affiliates in an amount up to $250,000 per year will not be considered to result in a material relationship between such Director and the Company, and (ii) service by a Director or his immediate family member as an executive officer or employee of a company that makes payments to, or receives payments from, the Company or its affiliates for property or services in an amount which, in any of the last three fiscal years, did not exceed the greater of $1 million or 2 percent of such other company’s consolidated gross revenues, will not be considered to result in a material relationship between such Director and the Company. In making its determination of independence, the Board of Directors considered ordinary business transactions between Ms. Puccio’s employer and subsidiaries of the Company which were in compliance with the categorical standards set by the Board of Directors for determining director independence.
The Board of Directors held nine meetings in Fiscal 2009. All Directors attended at least 75 percent of the meetings of the Board of Directors and Committees of the Board of which they were members. Generally, all Directors attend the Company’s Annual Meetings of Shareholders, and each of the Company’s Directors attended the 2009 Annual Meeting of Shareholders, except for Mr. Gozon. Independent Directors of the Board also meet in regularly scheduled sessions without management. These sessions are led by Mr. Richard C. Gozon, who holds the position of Presiding Director.
The Board of Directors has established the Audit Committee, the Compensation and Management Development Committee, the Executive Committee, and the Corporate Governance Committee. All of these Committees are responsible to the full Board of Directors. The functions of and other information about these Committees are summarized below.
Audit Committee
•	Oversees the accounting and financial reporting processes of the Company and independent audits of the financial statements of the Company.

•	Appoints and approves the compensation of the Company’s independent accountants.

•	Monitors the independence of the Company’s independent accountants and the performance of the independent accountants and the internal audit function.

•	Oversees the adequacy of the Company’s controls relative to financial and business risk.

•	Provides a means for open communication among the Company’s independent accountants, management, internal audit staff and the Board.

•	Oversees compliance with applicable legal and regulatory requirements.
Audit Committee Members: R.B. Vincent (Chairman), A. Pol, and M.S. Puccio.
The Board of Directors has determined that all of the Audit Committee members — Mr. Vincent, Mrs. Pol and Ms. Puccio, qualify as “audit committee financial experts” in accordance with the applicable rules and regulations of the SEC. Each of the members of the Audit Committee is “independent” as defined by the New York Stock Exchange listing standards.

Meetings held last Year: 8
Compensation and Management
Development Committee
•	Establishes executive compensation policies and programs.

•	Recommends to the Board base salaries and target bonus levels for senior executive personnel.

•	Reviews the Company’s management development and succession planning policies.

•
Reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and together with the other independent Directors on the Board, determines and approves the Chief Executive Officer’s compensation based upon this evaluation.

•	Reviews with management the Compensation Discussion and Analysis included in the Company’s proxy statement.

•	Approves the awards and payments to be made to senior executive personnel of the Company under its long-term compensation plans.
Compensation and Management Development Committee Members: M.O. Schlanger (Chairman), E.E. Jones, and A. Pol.
Each of the members of the Committee is “independent” as defined by the New York Stock Exchange listing standards.
Meetings held last year: 3
Compensation Committee Interlocks and Insider Participation
The members of the Compensation and Management Development Committee are Mr. Schlanger, Mr. Jones and Mrs. Pol. None of the members is a former or current officer or employee of the Company or any of its subsidiaries. None of the members has any relationship required to be disclosed under this caption under the rules of the SEC.

Executive Committee
•	Has the full power of the Board between meetings of the Board, with specified limitations relating to major corporate matters.
Executive Committee Members: R.C. Gozon (Chairman), L.R. Greenberg, and M.O. Schlanger.
Meetings held last year: 2
Corporate Governance Committee
•	Identifies nominees and reviews the qualifications of persons eligible to stand for election as Directors and makes recommendations to the Board on this matter.

•	Reviews and recommends candidates for committee membership and chairs.

•	Advises the Board with respect to significant developments in corporate governance matters.

•	Reviews and assesses the performance of the Board and each Committee.

•	Reviews and recommends Director compensation.

•	Reviews Directors’ and officers’ indemnification and insurance coverage.
Selection and Evaluation of Board Candidates
The Corporate Governance Committee seeks director candidates based upon a number of qualifications, including their independence, knowledge, judgment, character, leadership skills, education, experience, financial literacy, standing in the community, and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. As part of the process of selecting Board candidates, the Committee obtains an opinion of the Company’s General Counsel that there is no reason to believe that the Board candidate is not “independent” as defined by the New York Stock Exchange listing standards. The Committee conducts an annual assessment of the composition of the Board and Committees and reviews with the Board the appropriate skills and characteristics required of Board members. The Committee generally relies upon recommendations from a wide variety of its business contacts, including current executive officers, Directors, community leaders, and shareholders as a source for potential Board candidates. The Committee sometimes uses the services of a third-party executive search firm to assist it in identifying and evaluating possible nominees for director.

Written recommendations for director nominees should be delivered to the Corporate Secretary, UGI Corporation, 460 North Gulph Road, King of Prussia, PA 19406. The Company’s bylaws do not permit shareholders to nominate candidates from the floor at an annual meeting without notifying the Corporate Secretary 45 days prior to the anniversary of the mailing date of the Company’s proxy statement for the previous year’s annual meeting. Notification must include certain information detailed in the Company’s bylaws. If you intend to nominate a candidate from the floor at an annual meeting, please contact the Corporate Secretary.
Corporate Governance Committee Members: R.C. Gozon (Chairman), E.E. Jones, and M.O. Schlanger.
Each of the members of the Committee is “independent” as defined by the New York Stock Exchange listing standards.
Meetings held last year: 6

•	Compensation of Directors
The table below shows the components of director compensation for Fiscal 2009. A Director who is an officer or employee of the Company or its subsidiaries is not compensated for service on the Board of Directors or on any Committee of the Board.
Director Compensation Table — Fiscal 2009

					Change in
					Pension Value
	Fees			Non-Equity	and
	Earned			Incentive	Nonqualified	All
	or Paid	Stock	Option	Plan	Deferred	Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)	Earnings ($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

S.D. Ban	67,000	92,592	34,510	0	0	0	194,102

R.C. Gozon	68,611	111,366	34,510	0	0	0	214,487

E.E. Jones	62,000	75,209	34,510	0	180	0	171,899

A. Pol	67,000	93,392	34,510	0	117	0	195,019

M.S. Puccio	45,411	65,381	36,465	0	0	0	147,257

M.O. Schlanger	72,000	87,443	34,510	0	0	0	193,953

J.W. Stratton (4)	21,589	58,951	34,510	0	0	0	115,050

R.B. Vincent	72,000	68,658	34,510	0	0	0	175,168

(1)
Annual Retainers. The Company pays its non-management Directors an annual retainer of $62,000 for Board service and pays an additional annual retainer of $5,000 to members of the Audit Committee, other than the chairperson. The Company also pays an annual retainer to the chairperson of each of the Committees, other than the Executive Committee, as follows: Audit, $10,000; Compensation and Management Development, $10,000; Corporate Governance, $5,000; and Planning and Finance, $5,000. The Planning and Finance Committee was dissolved in January 2009. Accordingly, Mr. Schlanger, the Chairman of the Committee, received a pro-rated retainer for service in Fiscal 2009. Ms. Puccio and Mr. Stratton received pro-rated fees for partial-year service in Fiscal 2009. Mr. Gozon received pro-rated fees for partial-year service as chairman of each of the Corporate Governance and the Compensation and Management Development Committees. The Company pays no meeting attendance fees.

(2)
Stock Awards. All Directors named above received 2,550 stock units in Fiscal 2009 as part of their annual compensation. The stock units were awarded under the Company’s 2004 Plan. Each stock unit represents the right to receive a share of stock and dividend equivalents when the Director ends his or her service on the Board. Stock units earn dividend equivalents on each record date for the payment of a dividend by the Company on its shares. Accrued dividend equivalents are converted to additional stock units annually, on the last date of the calendar year, based on the closing stock price for the Company’s shares on the last trading day of the year. All stock units and dividend equivalents are fully vested when credited to the Director’s account. Account balances become payable 65 percent in shares and 35 percent in cash, based on the value of a share, upon retirement or termination of service. In the case of a change in control of the Company, the stock units and dividend equivalents will be paid in cash based on the fair market value of the Company’s common stock on the date of the change in control. The amounts shown in column (c) above represent the fair value of the awards of stock units recognized for financial statement reporting purposes. The assumptions used in the calculation of the amounts shown are included in Note 2 and Note 13 to our audited consolidated financial statements for Fiscal 2009, which are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009. The dollar value shown in column (c) above reflects each Director’s annual award, as well as the accumulation of stock units credited upon the conversion of dividend equivalents. The grant date fair value of each Director’s annual award of 2,550 stock units was $62,144, except for Ms. Puccio’s award, which had a grant date fair value of $63,852. The grant date fair value of the stock units credited upon the conversion of dividend equivalents to stock units in Fiscal 2009 was as follows: Dr. Ban, $38,608; Mr. Gozon, $64,029; Mr. Jones, $14,921; Mrs. Pol, $39,609; Mr. Schlanger, $31,526; Mr. Stratton, $48,718; and Mr. Vincent, $5,983. For the number of stock units credited to each Director’s account as of September 30, 2009, see Securities Ownership of Management — Beneficial Ownership of Directors, Nominees and Named Executive Officers — Stock Units Held Under 2004 Plan.

(3)
Stock Options. All Directors named above received 8,500 stock options in Fiscal 2009 as part of their annual compensation. The options were granted under the Company’s 2004 Plan. The option exercise price is not less than 100 percent of the fair market value of the Company’s common stock on the effective date of the grant, which is either the date of the grant or a future date. The term of each option is generally 10 years, which is the maximum allowable term. The options are fully vested on the effective date of the grant. All options are nontransferable and generally exercisable only while the Director is serving on the Board, with exceptions for exercise following retirement, disability or death. If termination of service occurs due to retirement or disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of service, or the original expiration date. In the event of death, the option term will be shortened to the earlier of the expiration of the 12-month period following the Director’s death, or the original expiration date. The amounts shown in column (d) above represent the fair value of stock option awards recognized for financial statement reporting purposes. The grant date fair value of each Director’s annual award of 8,500 stock options was $34,510, except for Ms. Puccio’s award, which was made on a different date and had a grant date fair value of $36,465. For the number of stock options held by each Director as of September 30, 2009, see Securities Ownership of Management — Beneficial Ownership of Directors, Nominees and Named Executive Officers — Exercisable Options for UGI Common Stock.

(4)	Mr. Stratton retired from the Board in January 2009, having reached the mandatory retirement age.
Notwithstanding anything to the contrary, the following reports of the Audit Committee and the Compensation and Management Development Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

•	Report of the Compensation and Management Development Committee of the Board of Directors
The Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009 and the Company’s proxy statement for the 2010 Annual Meeting of Shareholders.
Compensation and Management
Development Committee
Marvin O. Schlanger, Chairman
Ernest E. Jones
Anne Pol
•	Report of the Audit Committee of the Board of Directors
The Audit Committee is composed of independent Directors as defined by the rules of the New York Stock Exchange and acts under a written charter adopted by the Board of Directors. As described more fully in its charter, the role of the Committee is to assist the Board of Directors in its oversight of the quality and integrity of the Company’s financial reporting process. The Committee also has the sole authority to appoint, retain, fix the compensation of and oversee the work of the Company’s independent auditors.
In this context, the Committee has met and held discussions with management and the independent auditors to review and discuss the Company’s internal control over financial reporting, the interim unaudited financial statements, and the audited financial statements for Fiscal 2009. The Committee also reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002. As part of this review, the Committee reviewed the bases for management’s conclusions in that report and the report of the independent registered public accountants on the effectiveness of the Company’s internal control over financial reporting. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board and the independent auditors’ independence. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.
Management has the primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. The Committee’s responsibility is to monitor and review these processes.

The members of the Committee are not professionally engaged in the practice of auditing or accounting. The members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that our auditors are, in fact, “independent.”
Based upon the reviews and discussions described in this report, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 for filing with the SEC.
Audit Committee
Roger B. Vincent, Chairman
Anne Pol
M. Shawn Puccio
•	The Independent Registered Public Accountants
In the course of its meetings, the Audit Committee considered whether the provision by PricewaterhouseCoopers LLP of the professional services described in this section was compatible with PricewaterhouseCoopers LLP’s independence. The Committee concluded that the independent registered public accountants are independent from the Company and its management.
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent accountants. In recognition of this responsibility, the Audit Committee has a policy of pre-approving all audit and permissible non-audit services provided by the independent accountants.

Prior to engagement of the Company’s independent accountants for the next year’s audit, management submits to the Audit Committee for approval a list of services expected to be rendered during that year, and fees related thereto. The aggregate fees billed by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, in Fiscal 2009 and 2008 were as follows:

	2009	2008

Audit Fees(1)	$3,460,718	$3,416,001
Audit-Related Fees	0	0
Tax Fees(2)	636,345	682,850
All Other Fees(3)	164,363	3,000

Total Fees for Services Provided	$4,261,426	$4,101,851

(1)
Audit Fees were for audit services, including (i) the annual audit of the consolidated financial statements and internal control over financial reporting of the Company, (ii) subsidiary audits, (iii) review of the interim financial statements included in the Quarterly Reports on Form 10-Q of the Company, AmeriGas Partners and UGI Utilities, Inc., and (iv) services that only the independent registered public accounting firm can reasonably be expected to provide, including the issuance of comfort letters.

(2)	Tax Fees were for the preparation of Substitute Schedule K-1 forms for unitholders of AmeriGas Partners.

(3)
All other fees include (i) fees related to evaluation of the design and operational effectiveness of the information system that supports AmeriGas Partners’ Order-to-Cash business process, and (ii) software license fees.

•	Policy for Approval of Related Person Transactions
The Company’s Board of Directors has a written policy for the review and approval of Related Person Transactions. The policy applies to any transaction in which (i) the Company or any of its subsidiaries is a participant, (ii) any related person has a direct or indirect material interest, and (iii) the amount involved exceeds $120,000, except for any such transaction that does not require disclosure under SEC regulations. The Audit Committee of the Board of Directors, with assistance from the Company’s General Counsel, is responsible for reviewing, approving and ratifying related person transactions. The Audit Committee intends to approve or ratify only those related person transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders.

•	Compensation Discussion and Analysis
Introduction
In this Compensation Discussion and Analysis, we address the compensation paid or awarded to Messrs. Greenberg, Walsh, Kelly, Bissell and Knauss. We refer to these executive officers as our “named executive officers.”
Compensation decisions for Messrs. Greenberg, Walsh, Kelly and Knauss were made by the independent members of our Board of Directors, after receiving the recommendations of its Compensation and Management Development Committee. Compensation decisions for Mr. Bissell were made by the independent members of the Board of Directors of AmeriGas Propane, Inc. (“AmeriGas Propane”), the General Partner of AmeriGas Partners, after receiving the recommendation of its Compensation/Pension Committee. For ease of understanding, we will use the term “we” to refer to UGI Corporation and/or AmeriGas Propane, Inc. and the term “Committee” or “Committees” to refer to the UGI Corporation Compensation and Management Development Committee and/or the AmeriGas Propane, Inc. Compensation/Pension Committee as appropriate in the relevant compensation decisions, unless the context indicates otherwise. We refer to our 2009 and 2008 fiscal years as “Fiscal 2009” and “Fiscal 2008”, respectively.
Compensation Philosophy and Objectives
We believe that our compensation program for our named executive officers is designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives. Additionally, our compensation program is intended to motivate and encourage our executives to contribute to our success and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder and common unitholder value.
In Fiscal 2009, the components of our compensation program included salary, annual bonus awards, long-term incentive compensation (performance unit awards and UGI Corporation stock option grants), special equity awards, perquisites, retirement benefits, and other benefits, all as described in greater detail in this Compensation Discussion and Analysis. We believe that the elements of our compensation program are essential components of a balanced and competitive compensation program to support our annual and long-term goals.
Determination of Competitive Compensation
The Committees engage Towers Perrin as their compensation consultant. Towers Perrin supports the Committees in performing their responsibilities with respect to our executive compensation program. The primary duties of Towers Perrin are to:
•	Provide the Committees with independent and objective market data;
•	Conduct compensation analysis; and
•	Review and advise on pay programs and salary, target bonus and long-term incentive levels applicable to our executives.
These duties are performed annually. In addition, Towers Perrin reviews components of our compensation program as requested from time to time by the Committees and recommends plan design changes as appropriate.

Towers Perrin also performs other services for us under separate agreements. These services include providing (i) actuarial services for our pension plans, (ii) consulting services with respect to our benefits programs, (iii) non-discrimination testing for our qualified benefit plans, and (iv) assistance in determining the accounting fair value of our equity awards.
In assessing competitive compensation, we referenced market data provided to us in Fiscal 2008 by Towers Perrin. For Messrs. Greenberg, Walsh, Kelly and Knauss, Towers Perrin provided us with two reports: the “2008 Executive Cash Compensation Review” and the “2008 Executive Long-Term Incentive Review.” Each of these reports includes an executive compensation analysis. We utilize similar but separate Towers Perrin market data for AmeriGas Propane, including an executive compensation analysis, in determining compensation for Mr. Bissell. While we do not benchmark against specific companies in the Towers Perrin reports, our Committees do reference the data and consider the reports when discussing our executives’ compensation. Our Committees exercise discretion and also review other factors, such as internal equity (both within and among our business units) and sustained individual and company performance, when setting our executives’ compensation.
For the named executive officers, other than Mr. Bissell, the executive compensation analysis is weighted 75 percent based on general industry data in Towers Perrin’s General Industry Executive Compensation Database (the “Executive Compensation Database”), which includes approximately 750 companies, and 25 percent based on Towers Perrin’s Energy Services Executive Compensation Database, which includes approximately 90 utility companies. This weighting is designed to approximate the relative sizes of our non-utility and utility businesses. Towers Perrin’s Executive Compensation Database is comprised of companies from a broad range of industries, including oil and gas, aerospace, automotive and transportation, chemicals, computer, consumer products, electronics, food and beverages, metals and mining, pharmaceutical and telecommunications. The energy services and financial services industries are excluded from this database because compensation in these industries typically differs from general industry compensation practices. For Mr. Bissell, we referenced Towers Perrin’s Executive Compensation Database exclusively.
For comparison purposes, due to the variance in size among the companies in the Executive Compensation Database, regression analysis, which is an objective analytical tool used to determine the relationship among data, was used to adjust the data for differences in company revenues. We generally seek to position a named executive officer’s salary grade so that the midpoint of the salary range in his salary grade approximates the 50th percentile of salaries for comparable executives included in the executive compensation database material referenced by Towers Perrin. After consultation with Towers Perrin, we considered salaries that were within 15 percent of market median salary levels developed by Towers Perrin to be competitive.

Elements of Compensation
•	Salary
Salary is designed to compensate executives for their level of responsibility and sustained individual performance. We pay our executive officers a salary that is competitive with that of other executive officers providing comparable services, taking into account the size and nature of the business of UGI Corporation or AmeriGas Partners, as the case may be.
As noted above, we seek to position the midpoint of the salary grade for our named executive officers to approximate the 50th percentile of salaries for comparable executives as determined in the applicable Towers Perrin executive compensation databases. Based on the data provided by Towers Perrin, we increased the range of salary in each salary grade for each named executive officer, other than Mr. Greenberg, by 2.5 percent. The Committee established Mr. Greenberg’s Fiscal 2009 salary grade midpoint at the market median of comparable executives as identified by Towers Perrin’s executive compensation databases.
We adjusted individual salaries to reflect merit increases. The merit increases were targeted at 3.5 percent, but individual increases varied based on performance evaluations and the individual’s position within the salary range. Criteria reviewed in such performance evaluations included: overall leadership, accomplishment of annual goals and objectives, development of an effective management team, and commitment to the job and company. For Fiscal 2009, all named executive officers received a salary that was approximately equivalent to or less than the midpoint of his applicable salary grade.
The following table sets forth each named executive officer’s Fiscal 2009 salary and his percentage increase over Fiscal 2008.

		Percentage Increase
		over Fiscal 2008
Name	Salary	Salary
Lon R. Greenberg	$1,067,500	4.0
John L. Walsh	$648,440	5.0
Peter Kelly	$426,400	5.0
Eugene V. N. Bissell	$490,000	10.7
Robert H. Knauss	$340,340	8.0

•	Annual Bonus Awards
Our annual bonus plans provide our named executive officers with the opportunity to earn annual cash incentives provided that certain performance goals are satisfied. Our annual cash incentives are intended to motivate our executives to focus on the achievement of our annual business objectives by providing competitive incentive opportunities to those executives who have the ability to significantly impact our financial performance. We believe that basing a meaningful portion of an executive’s compensation on financial performance emphasizes our pay for performance philosophy and will result in the enhancement of shareholder or common unitholder value.
In determining the target award levels under our annual bonus plan, we considered information in the Towers Perrin executive compensation databases regarding the percentage of salary payable upon achievement of target goals relative to other companies as described above. In establishing the target award level, we position the amount within the 50th to 75th percentiles for comparable executives. We determined that the 50th to 75th percentile range was appropriate because we believe that the annual bonus opportunities should have a significant reward potential to recognize the difficulty of achieving the annual goals and the significant beneficial impact to the Company of such achievement. For Fiscal 2009, Mr. Greenberg’s opportunity was set at the 50th percentile and the other named executive officers’ opportunities were set between the 55th and 60th percentiles.
Messrs. Greenberg, Walsh, Kelly and Knauss participate in the UGI Corporation Executive Annual Bonus Plan, while Mr. Bissell participates in the AmeriGas Propane, Inc. Executive Annual Bonus Plan. For Messrs. Greenberg, Walsh, Kelly and Knauss, the entire target award opportunity was based on the Company’s earnings per share (“EPS”). We believe that annual bonus payments to our most senior executives should reflect our overall financial results for the fiscal year and EPS provides a straightforward, “bottom line” measure of the performance of an executive in a large, well-established corporation. For similar reasons, Mr. Bissell’s target award opportunity was principally based on earnings per common unit (“EPU”) of AmeriGas Partners, with the bonus achieved based on EPU subject to adjustment based on achievement of our customer growth goal, as described below. We believe that customer growth for AmeriGas Partners is an important corollary to EPU because we foresee only modest growth, if any, in total demand for propane, and, therefore, customer growth is an important factor in our ability to improve the long-term financial performance of AmeriGas Partners. Additionally, the customer growth adjustment serves to balance the risk of achieving our short-term annual financial goals at the expense of our long-term goal to grow our customer base.
Each Committee has discretion to adjust performance results for extraordinary items or other events, as the Committee deems appropriate. In addition, when an executive’s entire target award opportunity is based solely on the achievement of business financial performance goals, each Committee has discretion to increase or decrease the amount of the award otherwise determined by up to 50 percent.

The bonus award opportunity for each of Messrs. Greenberg, Walsh, Kelly and Knauss was structured so that no amounts would be paid unless the Company’s EPS was at least 80 percent of the target amount, with the target bonus award being paid out if the Company’s EPS was 100 percent of the targeted EPS. The maximum award, equal to 200 percent of the target award, would be payable if EPS equaled or exceeded 120 percent of the EPS target. The targeted EPS for bonus purposes for Fiscal 2009 was established to be in the range of $2.10 to $2.20 per share. For Fiscal 2009, the targeted EPS was exceeded and Messrs. Greenberg, Walsh, Kelly and Knauss each received a bonus payout equal to 149.1 percent of his target award.
As noted above, Mr. Bissell’s target award opportunity was based on EPU of AmeriGas Partners, subject to modification based on customer growth. The EPU target amount was derived based on a targeted earnings before interest, taxes, depreciation and amortization (“EBITDA”) range for AmeriGas Partners of approximately $315 million to $325 million for Fiscal 2009. Under the target bonus criteria applicable to Mr. Bissell, no bonus would be paid if the EPU amount was less than approximately 80 percent of the EPU target, while 200 percent of the target bonus might be payable if EPU was approximately 120 percent or more of the target. The percentage of target bonus payable based on various levels of EPU is referred to as the “EPU Leverage Factor.” The amount of the award determined by applying the EPU Leverage Factor is then adjusted to reflect the degree of achievement of a predetermined customer growth objective (“Customer Growth Leverage Factor”). For Fiscal 2009, the adjustment ranged from 80 percent if the growth objective was not achieved, to 120 percent if the growth objective exceeded 170 percent of the growth target. The customer growth adjustment for Fiscal 2009 was modified to establish a more equitable balance between financial performance and attainment of customer growth goals. Once the EPU Leverage Factor and Customer Growth Leverage Factor are determined, the EPU Leverage Factor is multiplied by the Customer Growth Leverage Factor to obtain an adjusted leverage factor. This adjusted leverage factor is then multiplied by the target bonus opportunity to arrive at the bonus award payable for the fiscal year.
For Fiscal 2009, EPU substantially exceeded the EPU target, and the customer growth objective was not achieved. As stated above, the Committee has discretion under the annual bonus plan to increase or decrease the amount of an award determined to be payable under the plan by up to 50 percent. The Committee exercised its discretion to adjust the Fiscal 2009 bonus payment for Mr. Bissell (i) significantly downward (from 160 percent to 107.1 percent of the target award) by excluding from the calculation of the EPU Leverage Factor the gain associated with the divestiture of AmeriGas Partners’ California storage facility (consistent with past practice of eliminating the effect of unusual gains and losses), and thereafter (ii) modestly upward (to 115 percent of the target award) to reflect both management’s progress in executing its strategic plan and AmeriGas Partners’ overall performance under the extraordinarily challenging economic conditions that existed during Fiscal 2009. Accordingly, Mr. Bissell received a bonus payout for Fiscal 2009 equal to 115 percent of his target award.

The following annual bonus payments were made for Fiscal 2009:

	Percent of
	Target Bonus	Amount of
Name	Paid	Bonus
Lon R. Greenberg	149.1%	$1,591,643
John L. Walsh	149.1%	$821,800
Peter Kelly	149.1%	$476,822
Eugene V. N. Bissell	115.0%	$450,800
Robert H. Knauss	149.1%	$329,841
•	Special Equity Award
On November 21, 2008, the Committee and the independent members of the Board of Directors approved a special award of 12,000 restricted stock units to Mr. Knauss, effective January 1, 2009. The award was granted under the 2004 Plan to recognize Mr. Knauss’ many significant contributions to UGI and its subsidiaries. The UGI common stock underlying the award will vest, along with accumulated dividends, on December 31, 2011. In the event of death, disability or retirement, the shares will immediately vest.
•	Long-Term Compensation — Fiscal 2009 Equity Awards
Our long-term incentive compensation is intended to create a strong financial incentive for achieving or exceeding long-term performance goals and to encourage executives to hold a significant equity stake in our company in order to align the executives’ interests with shareholder interests. Additionally, we believe our long-term incentives provide us the ability to attract and retain talented executives in a competitive market. We awarded our long-term compensation effective January 1, 2009 for all our named executive officers under either the Company’s 2004 Plan or the 2000 AmeriGas Propane, Inc. Long-Term Incentive Plan (“AmeriGas 2000 Plan”).
Our long-term compensation for Fiscal 2009 included UGI Corporation stock option grants and either UGI Corporation or AmeriGas Partners performance unit awards. Messrs. Greenberg, Walsh, Kelly and Knauss were each awarded UGI Corporation performance units tied to the three-year total return performance of the Company’s common stock relative to that of the companies in the Standard and Poors 500 Utilities Index (“S&P Utilities Index”). Mr. Bissell was awarded AmeriGas Partners performance unit awards tied to the three-year total return performance of AmeriGas Partners common units relative to that of a peer group of publicly traded limited partnerships. Each performance unit represents the right of the recipient to receive a share of common stock or a common unit if specified performance goals and other conditions are met.
As is the case with cash compensation and annual bonus awards, we referenced Towers Perrin’s executive compensation databases in establishing equity compensation. In determining the total dollar value of the long-term compensation opportunity to be provided in Fiscal 2009, we initially referenced (i) market median salary information and (ii) the percentage of the market median base salary for each position to be delivered as a long-term compensation opportunity, both as calculated by Towers Perrin. The aforementioned percentage was developed using the applicable executive compensation databases and was targeted to produce long-term compensation opportunity at the 50th percentile level.

We initially applied approximately 50 percent of the amount of the long-term incentive opportunity to stock options and approximately 50 percent to performance units. We have bifurcated long-term compensation in this manner since 2000 and believe it provides a good balance between two related, but discrete goals. Stock options are designed to align the executive’s interests with shareholder interests, because the value of stock options is a function of the appreciation or depreciation of our stock price. As explained in more detail below, the performance units are designed to encourage total shareholder return that compares favorably relative to a competitive peer group.
In providing award calculations, Towers Perrin valued our stock options by applying a binomial model. The stock price used in the model for January 1, 2009 awards was $27.04 which was the three-month average UGI Corporation stock price from May 22, 2008 through August 22, 2008. The model also assumes 5 percent turnover annually over the vesting period to account for options forfeited by terminating participants. As a result of this analysis, Towers Perrin valued the stock options at $3.93 per underlying share. Based on its valuation, Towers Perrin calculated the number of options to be granted to the named executive officers covering a specified number of underlying shares.
The remaining 50 percent of the long-term compensation opportunity is awarded as performance units. In calculating the number of UGI Corporation performance units to be awarded to each named executive officer, other than Mr. Bissell, who received AmeriGas Partners performance units, Towers Perrin established a per performance unit value of $19.61. This value was computed by taking an average price for the Company’s common stock over the three-month period from May 22, 2008 through August 22, 2008, and adjusting the price based on Towers Perrin’s standard assumptions, including the same 5 percent turnover assumption used in valuing stock options. The number of AmeriGas Partners performance unit awards was computed in a similar fashion, subject to the same 5 percent turnover assumption. The unit price used in the model for January 1, 2009 awards was $31.76 which was the three-month average AmeriGas Partners common unit price from May 22, 2008 through August 22, 2008. As a result of this analysis, Towers Perrin valued the performance unit awards at $23.04 per underlying unit.
While management used the Towers Perrin calculations as a starting point, in accordance with past practice, management recommended adjustments to the aggregate number of the Company’s stock options and the Company’s and AmeriGas Partners’ performance units calculated by Towers Perrin. The adjustments were designed to address historic grant practices, internal pay equity (both within and among our business units) and the policy of the Company that the three-year average of the annual number of equity awards made under the Company’s 2004 Plan for the fiscal years 2007 through 2009, expressed as a percentage of common shares outstanding at fiscal year-end, will not exceed 2 percent. For purposes of calculating the annual number of equity awards used in this calculation: (i) each stock option granted is deemed to equal one share, and (ii) each performance unit earned and paid in shares of stock and each stock unit granted and expected to be paid in shares of stock is deemed to equal four shares.

As a result of the Committee’s acceptance of management’s recommendations, the named executives received between approximately 72 percent and 83 percent of the total dollar value of long-term compensation opportunity recommended by Towers Perrin. The actual grant amounts are set forth below:

	Shares Underlying
	Stock Options	Performance Units
Name	# Granted	# Granted
Lon R. Greenberg	300,000	70,000
John L. Walsh	125,000	28,000
Peter Kelly	70,000	17,000
Eugene V. N. Bissell	75,000	20,000	(1)
Robert H. Knauss	50,000	10,000

(1)	Constitutes AmeriGas Partners performance units.
While the number of performance units awarded to the named executive officers was determined as described above, the actual number of shares or units underlying performance units that are paid out at the expiration of the three-year performance period will be based upon the Company’s comparative total shareholder return (“TSR”) or AmeriGas Partners’ total unitholder return (“TUR”) over the period from January 1, 2009 to December 31, 2011. Specifically, with respect to the Company’s performance units, we will compare the TSR of the Company’s common stock relative to the TSR performance of those companies comprising the S&P Utilities Index as of the beginning of the performance period. In computing TSR, the Company uses the average of the daily closing prices for its common stock and the common stock of each company in the S&P Utilities Index for the 90 calendar days prior to January 1 of the beginning and end of a given three-year performance period. In addition, TSR gives effect to all dividends throughout the three-year performance period as if they had been reinvested. If a company is added to the S&P Utilities Index during a three-year performance period, we do not include that company in our TSR analysis. We will only remove a company that was included in the S&P Utilities Index at the beginning of a performance period if such company ceases to exist during the applicable performance period. Those companies in the S&P Utilities Index as of December 31, 2008 were as follows:

Allegheny Energy, Inc.	Entergy Corporation	PPL Corporation
Ameren Corporation	EQT Corporation	Progress Energy, Inc.
American Electric Power Company, Inc.	Exelon Corporation	Public Service Enterprise Group Inc.
Centerpoint Energy, Inc.	FirstEnergy Corp.	Questar Corporation
CMS Energy Corporation	FPL Group, Inc.	SCANA Corporation
Consolidated Edison, Inc.	Integrys Energy Group, Inc.	Sempra Energy
Constellation Energy Group, Inc.	Nicor Inc.	TECO Energy, Inc.
Dominion Resources, Inc.	NiSource Inc.	The AES Corporation
DTE Energy Company	PG&E Corporation	The Southern Company
Duke Energy Corporation	Pepco Holdings, Inc.	Wisconsin Energy Corporation
Dynegy Inc.	Pinnacle West Capital Corp.	Xcel Energy Inc.
Edison International

In computing TUR, we use the average of the daily closing prices for AmeriGas Partners’ common units and those of each entity in the peer group below for the 90 calendar days prior to January 1 of the beginning and end of a given three-year performance period. In addition, TUR gives effect to all distributions throughout the three-year performance period as if they had been reinvested. For the AmeriGas Partners performance units awarded to Mr. Bissell, we compare the TUR of AmeriGas Partners’ common units to the TUR performance of each member of a peer group comprised of the following publicly traded limited partnerships engaged in the propane, pipeline and coal industries:

Alliance Resource Partners, L.P.	Kinder Morgan Energy Partners, L.P.	Plains All American Pipeline, L.P.
Buckeye Partners, L.P.	Magellan Midstream Partners, L.P.	Star Gas Partners, L.P.
Enbridge Energy Partners, L.P.	Natural Resources Partners, L.P.	Suburban Propane Partners, L.P.
Energy Transfer Partners, L.P.	NuStar Energy, L.P.	Sunoco Logistics Partners, L.P.
Enterprise Products Partners, L.P.	ONEOK Partners, L.P.	TC Pipelines, L.P.
Ferrellgas Partners, L.P.	Penn Virginia Resource Partners, L.P.	TEPPCO Partners, L.P.
Inergy, L.P.
Each award payable to the named executive officers provides a number of the Company’s shares or AmeriGas Partners’ common units equal to the number of performance units earned. After the Committee has determined that the conditions for payment have been satisfied, management of the Company or AmeriGas Propane, as the case may be, has the authority to provide for a cash payment to the named executives in lieu of up to 35 percent of the shares or common units payable. The cash payment is based on the value of the securities at the end of the performance period and is designed to meet minimum statutory tax withholding requirements. In the event that UGI executives earn shares in excess of the target award, the value of the above target shares is paid entirely in cash.
For the Company’s performance units, the minimum award, equivalent to 50 percent of the number of performance units, will be payable if the Company’s TSR rank is at the 40th percentile of the indexed companies. The target award, equivalent to 100 percent of the number of performance units, will be payable if the TSR rank is at the 50th percentile. The maximum award, equivalent to 200 percent of the number of performance units, will be payable if the Company’s TSR rank is the highest of all companies.
All performance units have dividend equivalent rights (or, in the case of AmeriGas Partners performance units, partnership distribution equivalent rights). A dividend equivalent is an amount determined by multiplying the number of performance units credited to a recipient’s account by the per-share cash dividend, or the per-share fair market value of any non-cash dividend, paid by the Company during the performance period on its shares on a dividend payment date. Accrued dividend and distribution equivalents are payable on the number of common shares or common units payable, if any, at the end of the performance period and are paid in cash.
The number of AmeriGas Partners common units underlying performance units that will be paid out to Mr. Bissell will be based upon AmeriGas Partners’ TUR rank relative to the 19 peer group partnerships and is computed using an analogous methodology as described above with regard to the Company’s TSR ranking.

•	Long-Term Compensation — Payout of Performance Units for 2006-2008 Period
During Fiscal 2009, we paid out awards to those executives who received performance units in fiscal year 2006 for the period from January 1, 2006 to December 31, 2008. For that period, the Company’s TSR ranked 9th relative to the 28 other companies in the S&P Utilities Index, placing the Company just above the 71st percentile ranking, resulting in a 144 percent payout of the target award. AmeriGas Partners’ TUR ranked 5th relative to its peer group of 19 other partnerships, placing AmeriGas Partners at the 79th percentile, resulting in a 156.6 percent payout of the target award. The award criteria for the Company’s common stock and AmeriGas Partners’ common units during that period was the same as those for the performance units granted for 2009-2011, described above. As a result of the foregoing, the payouts on performance unit awards were as follows:

		Performance Unit Payout
Name	Performance Unit Payout	Value (1) ($)
Lon R. Greenberg	72,000	1,916,010
John L. Walsh	36,000	958,005
Peter Kelly	7,200	183,978
Eugene V. N. Bissell	18,792	663,076
Robert H. Knauss	10,800	287,402

(1)	Includes distribution equivalent or dividend equivalent payout.
•	Perquisites
We provide limited perquisite opportunities to our executive officers. We provide reimbursement for tax preparation services on an after-tax basis, certain health maintenance services and limited spousal travel. The aggregate cost of perquisites for all named executive officers in Fiscal 2009 was less than $30,000. In Fiscal 2009, we reviewed with Towers Perrin our policies on reimbursing executives for the taxes payable on certain perquisites. As a result, we decided to discontinue providing executives with tax reimbursements on perquisites.
•	Other Benefits
Our named executive officers participate in various retirement, pension, deferred compensation and severance plans which are described in greater detail in the “Ongoing Plans and Post-Employment Agreements” section of this Compensation Discussion and Analysis. We also provide employees, including the named executive officers, with a variety of other benefits, including medical and dental benefits, disability benefits, life insurance, and paid holidays and vacations. These benefits generally are available to all of our full-time employees.
•	Ongoing Plans and Post-Employment Agreements
We have several plans and agreements (described below) that enable our named executive officers to accrue retirement benefits as the executives continue to work for us, provide severance benefits upon certain types of termination of employment events or provide other forms of deferred compensation.

Retirement Income Plan for Employees of UGI Utilities, Inc. (the “UGI Pension Plan”)
This plan is a tax-qualified defined benefit plan available to, among others, employees of the Company and certain of its subsidiaries. The UGI Pension Plan was closed to new participants as of January 1, 2009. The UGI Pension Plan provides an annual retirement benefit based on an employee’s earnings and years of service, subject to maximum benefit limitations. See Compensation of Executive Officers — Pension Benefits Table — Fiscal 2009 and accompanying narrative for additional information.
UGI Utilities, Inc. Savings Plan (the “UGI Savings Plan”)
This plan is a tax-qualified defined contribution plan available to, among others, employees of the Company. Under the plan, an employee may contribute, subject to Internal Revenue Code (the “Code”) limitations (which, among other things, limited annual contributions in 2009 to $16,500), up to a maximum of 50 percent of his or her eligible compensation on a pre-tax basis and up to 20 percent of his or her eligible compensation on an after-tax basis. The combined maximum of pre-tax and after-tax contributions is 50 percent of his or her eligible compensation. The Company provides matching contributions targeted at 50 percent of the first 3 percent of eligible compensation contributed by the employee in any pay period, and 25 percent of the next 3 percent. Amounts credited to an employee’s account in the plan may be invested among a number of funds, including the Company’s stock fund.
AmeriGas Propane, Inc. Savings Plan (the “AmeriGas Savings Plan”)
This plan is a tax-qualified defined contribution plan for AmeriGas Propane employees. Subject to Code limits, which are the same as described above with respect to the UGI Savings Plan, an employee may contribute, on a pre-tax basis, up to 50 percent of his or her compensation, and AmeriGas Propane provides a matching contribution equal to 100 percent of the first 5 percent of compensation contributed in any pay period. Like the UGI Savings Plan, participants in the AmeriGas Savings Plan may invest amounts credited to their account among a number of funds, including the Company’s stock fund.
UGI Corporation Supplemental Executive Retirement Plan
This plan is a nonqualified defined benefit plan that provides retirement benefits that would otherwise be provided under the UGI Pension Plan, but are restricted from being paid from the UGI Pension Plan by Code limits. The plan also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Messrs. Greenberg, Walsh, Kelly and Knauss participate in the UGI Corporation Supplemental Executive Retirement Plan. See Compensation of Executive Officers — Pension Benefits Table — Fiscal 2009 and accompanying narrative for additional information.

UGI Corporation Supplemental Savings Plan
This plan is a nonqualified deferred compensation plan that provides benefits that would be provided under the qualified UGI Savings Plan in the absence of Code limitations. The Supplemental Savings Plan is intended to pay an amount substantially equal to the difference between the Company matching contribution to the qualified UGI Savings Plan and the matching contribution that would have been made under the qualified UGI Savings Plan if the Code limitations were not in effect. At the end of each plan year, a participant’s account is credited with earnings equal to the weighted average return based 60 percent on the total return of the Standard and Poor’s 500 Index and 40 percent on the total return of the Barclays Capital U.S. Aggregate Bond Index. The plan also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Messrs. Greenberg, Walsh, Kelly and Knauss are each eligible to participate in the UGI Corporation Supplemental Savings Plan and each will receive a benefit if his contribution to the UGI Savings Plan satisfies the requirements under the UGI Corporation Supplemental Savings Plan. See Compensation of Executive Officers — Nonqualified Deferred Compensation Table — Fiscal 2009 and accompanying narrative for additional information.
AmeriGas Propane, Inc. Supplemental Executive Retirement Plan
AmeriGas Propane maintains a supplemental executive retirement plan, which is a nonqualified deferred compensation plan for highly compensated employees of AmeriGas Propane. Under the plan, AmeriGas Propane credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation up to the Code compensation limits and 10 percent of excess compensation. In addition, if any portion of AmeriGas Propane’s matching contribution under the AmeriGas Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to a participant’s account. Participants direct the investment of the amounts in their accounts among a number of mutual funds. Mr. Bissell participates in the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan. See Compensation of Executive Officers — Nonqualified Deferred Compensation Table — Fiscal 2009 and accompanying narrative for additional information.
AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan
AmeriGas Propane maintains a nonqualified deferred compensation plan under which participants may defer up to $10,000 of their annual compensation. Deferral elections are made annually by eligible participants in respect of compensation to be earned for the following year. Participants may direct the investment of deferred amounts into a number of mutual funds. Payment of amounts accrued for the account of a participant generally is made following the participant’s termination of employment. Mr. Bissell is eligible to participate in the AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan. See Compensation of Executive Officers — Nonqualified Deferred Compensation Table — Fiscal 2009 and accompanying narrative for additional information.

UGI Corporation 2009 Deferral Plan
This plan was effective as of January 1, 2009 and provides deferral options that comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, related to (i) all stock units granted to the Company’s non-employee Directors, (ii) benefits payable under the UGI Corporation Supplemental Executive Retirement Plan and (iii) benefits payable under the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan. If an eligible employee decided prior to December 31, 2008 to defer payment, the employee could elect to receive future benefits after separation from service as (i) a lump sum payment, (ii) annual installment payments over a period between two and ten years or (iii) one to five retirement distribution accounts to be paid in a lump sum in the year specified by the individual. Deferred benefits, other than stock units, will be deemed to be invested in investment funds selected by the plan participant from among a list of available funds. Stock units will be credited with dividend equivalents which will be converted annually to additional stock units. Messrs. Greenberg, Walsh, Kelly, Bissell and Knauss elected to defer benefits under this plan. The plan also provides newly eligible participants with a deferral election that must be acted upon promptly.
Severance Pay Plans for Senior Executive Employees
The Company and AmeriGas Propane each maintain a severance pay plan that provides severance compensation to certain senior level employees. The plans are designed to alleviate the financial hardships that may be experienced by executive employee participants whose employment is terminated without just cause, other than in the event of death or disability. The Company’s plan covers Messrs. Greenberg, Walsh, Kelly and Knauss, and the AmeriGas Propane plan covers Mr. Bissell. See Compensation of Executive Officers — Potential Payments Upon Termination or Change in Control for further information regarding the severance plans.
Change in Control Agreements
The Company has change in control agreements with Messrs. Greenberg, Walsh, Kelly and Knauss, and AmeriGas Propane has a change in control agreement with Mr. Bissell. The change in control agreements are designed to reinforce and encourage the continued attention and dedication of the executives without distraction in the face of potentially disturbing circumstances arising from the possibility of the change in control and to serve as an incentive to their continued employment with us. The agreements provide for payments and other benefits if we terminate an executive’s employment without cause or if the executive terminates employment for good reason within two years following a change in control of the Company (and, in the case of Mr. Bissell, AmeriGas Propane or AmeriGas Partners). The agreements also provide that if change in control payments exceed certain threshold amounts, we will make additional payments to reimburse the executives for excise and related taxes imposed under the Code. See Compensation of Executive Officers — Potential Payments Upon Termination or Change in Control for further information regarding the change in control agreements.

•	Stock Ownership Guidelines
We seek to align executives’ interests with shareholder interests through our stock ownership guidelines. We believe that by encouraging our executives to maintain a meaningful equity interest in the Company or, if applicable, AmeriGas Partners, we will enhance the link between our executives and stockholders or unitholders. Under our guidelines, an executive must meet 10 percent of the ownership requirement within one year from the date of employment and must use 10 percent of his annual bonus award to purchase stock (or, in the case of Mr. Bissell, partnership common units or stock) until his share ownership requirement is met. In addition, the guidelines require that 50 percent of the net proceeds from a “cashless exercise” of stock options be used to purchase stock until the ownership requirement is met. Up to 20 percent of the ownership requirement may be satisfied through holdings of UGI Corporation common stock in the executive’s account in the relevant 401(k) savings plan.
Mr. Bissell is permitted to satisfy his requirements through ownership of UGI common stock, AmeriGas Partners common units, or a combination of UGI common stock and AmeriGas Partners common units, with each AmeriGas Partners common unit equivalent to 1.5 shares of UGI common stock. In Fiscal 2009, the stock ownership guidelines were revised to permit any Company executive who was formerly employed by AmeriGas Propane to satisfy up to 50 percent of his or her stock ownership requirement with AmeriGas Partners common units. For purposes of satisfying the stock ownership guideline, each AmeriGas Partners common unit is equivalent to 1.5 shares of UGI common stock. The following table provides information regarding our stock ownership guidelines for, and the number of shares held at September 30, 2009 by our named executive officers:

	Required	Number of Shares of	Number of
	Ownership of UGI	UGI Corporation	AmeriGas Partners
	Corporation	Stock Held at	Common Units Held
Name	Common Stock	9/30/2009(1)	at 9/30/2009(1)
Lon R. Greenberg	250,000	400,712	9,000
John L. Walsh	100,000	87,313	7,000
Peter Kelly	60,000	29,246	0
Eugene V.N. Bissell	60,000	68,197	50,359
Robert H. Knauss	20,000	26,412	14,108

(1)	All officers are in compliance with the stock ownership guidelines, which require the accumulation of shares or shares and common units over time.
•	Stock Option Grant Practices
The Committees approve annual stock option grants to executive officers in the last calendar quarter of each year, effective the following January 1. The exercise price per share of the options is equal to the closing share price of the Company’s common stock on the last trading day of December. A grant to a new employee is generally effective on the later of the date the employee commences employment with us or the date the Committee authorizes the grant. In either case the exercise price is equal to the closing price per share of the Company’s common stock on the effective date of grant. From time to time, management recommends stock option grants for non-executive employees, and the grants, if approved by the Committee, are effective on the date of Committee action and have an exercise price equal to the closing price per share of the Company’s common stock on the date of grant. We believe that our stock option grant practices are appropriate and effectively eliminate any question regarding “timing” of grants in anticipation of material events.

•	Role of Executive Officers in Determining Executive Compensation
In connection with Fiscal 2009 compensation, Mr. Greenberg, aided by our human resources personnel, provided statistical data and recommendations to the appropriate Committee to assist it in determining compensation levels. Mr. Greenberg did not make recommendations as to his own compensation and was excused from the Committee meeting when his compensation was discussed by the Committee. While the Committees utilized this information, and valued Mr. Greenberg’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the independent members of the appropriate Board of Directors following Committee recommendations.
•	Fiscal 2010 Compensation
In response to the challenging global and domestic economy and period of evolving market dynamics, we determined that executive officers would not receive base salary increases (except in the case of promotions) for fiscal year 2010. We expect that this decision will be maintained throughout fiscal year 2010.
•	Tax Considerations
In Fiscal 2009, we paid salary and annual bonus compensation to named executive officers that was not fully deductible under U.S. federal tax law because it did not meet the statutory performance criteria. Section 162(m) of the Code precludes us from deducting certain forms of compensation in excess of $1,000,000 paid to the named executive officers in any one year. Our policy generally is to preserve the federal income tax deductibility of equity compensation paid to our executives by making it performance-based. We will continue to consider and evaluate all of our compensation programs in light of federal tax law and regulations. However, we may continue to pay compensation that is not deductible where sound business judgment so requires.

•	Compensation of Executive Officers
The following tables, narrative and footnotes provide information regarding the compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers for the fiscal years shown.
Summary Compensation Table — Fiscal 2009

							Change in Pension
							Value and
						Non-Equity	Nonqualified
				Stock	Option	Incentive	Deferred	All Other
				Awards	Awards	Plan	Compensation	Compensation
Name and Principal	Fiscal	Salary	Bonus	($)	($)	Compensation	Earnings ($)	($)	Total
Position	Year	($)	($)	(1)	(1)	($) (2)	(3)	(4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Lon R. Greenberg	2009	1,067,975	0	3,365,010	1,218,000	1,591,643	2,640,022	65,416	9,948,066
Chairman and Chief	2008	1,026,300	0	617,329	1,524,000	964,722	945,498	81,405	5,159,254
Executive Officer	2007	966,885	0	870,627	1,601,600	944,748	1,988,689	95,560	6,468,109

John L. Walsh	2009	648,202	0	1,343,522	592,037	821,800	330,768	25,979	3,762,308
President and Chief	2008	616,933	0	188,035	656,050	493,383	147,550	24,494	2,126,445
Operating Officer	2007	588,016	0	857,590	588,650	488,818	159,195	19,625	2,701,894

Peter Kelly	2009	426,240	0	838,734	253,183	476,822	134,986	5,989	2,135,954
Vice President-Finance and	2008	406,036	0	280,433	158,850	286,255	87,402	0	1,218,841
Chief Financial Officer	2007	30,772	25,002	35,982	7,417	0	0	0	99,173

Eugene V. N. Bissell	2009	487,820	0	887,987	304,500	450,800	5,943	97,151	2,234,201
President and Chief	2008	442,000	0	669,566	625,745	252,960	376	70,200	2,060,847
Executive Officer of AmeriGas Propane, Inc.	2007	425,770	0	409,923	395,188	415,740	16,856	84,401	1,747,878

Robert H. Knauss	2009	340,146	0	858,451	203,000	329,841	455,185	13,594	2,200,217
Vice President and	2008	314,619	0	82,493	439,746	177,698	262,102	10,521	1,287,179
General Counsel	2007	291,720	0	132,331	205,080	171,181	242,625	10,922	1,053,859

(1)
The amounts shown in columns (e) and (f) above represent the fair value of awards of performance units, stock units and stock options, as the case may be, recognized for financial statement reporting purposes. Accordingly, these figures include amounts from awards granted in and prior to the fiscal year indicated. The Fiscal 2008 stock award amounts shown for Messrs. Greenberg and Walsh in column (e) were reduced by the previously accrued value of performance unit awards which expired without payment in Fiscal 2008. The assumptions used in the calculation of the amounts shown are included in Note 2 and Note 13 to our audited consolidated financial statements for Fiscal 2009, which are included in our Annual Report on Form 10-K. It is difficult to make comparisons among named executive officers because retirement eligibility influences accounting expense. See the Grants of Plan-Based Awards Table — Fiscal 2009 for information on awards of performance units, stock units and stock options made in Fiscal 2009.

(2)	The amounts shown in this column represent payments made under the applicable performance-based annual bonus plan.

(3)
The amounts shown in column (h) of the Summary Compensation Table — Fiscal 2009 reflect (i) the change from September 30, 2008 to September 30, 2009 in the actuarial present value of the named executive officer’s accumulated benefit under the Company’s defined benefit and actuarial pension plans, including the UGI Corporation Supplemental Executive Retirement Plan, and (ii) the above-market portion of earnings, if any, on nonqualified deferred compensation accounts. The change in pension value from year to year as reported in this column is subject to market volatility and may not represent the value that a named executive officer will actually accrue under the Company’s pension plans during any given year. Mr. Bissell has a vested annual benefit of approximately $3,300 under the Company’s defined benefit pension plan, based on prior credited service. Mr. Bissell is not a current participant in the Company’s defined benefit retirement plan or in the UGI Corporation Supplemental Executive Retirement Plan. The material terms of the Company’s pension plans and deferred compensation plans are described in the Pension Benefits Table — Fiscal 2009 and the Nonqualified Deferred Compensation Table — Fiscal 2009, and the related narratives to each. Earnings on deferred compensation are considered above-market to the extent that the rate of interest exceeds 120 percent of the applicable federal long-term rate. For purposes of the Summary Compensation Table — Fiscal 2009, the market rate on deferred compensation most analogous to the rate at the time the interest rate is set under the Company’s plan for Fiscal 2009 was 5.35 percent, which is 120 percent of the federal long-term rate for December 2008. Mr. Bissell’s earnings on deferred compensation are market-based, calculated by reference to externally managed mutual funds. In Fiscal 2009, there were no above-market earnings on deferred compensation. The amounts included in column (h) of the Summary Compensation Table — Fiscal 2009 are itemized below.

	Change in	Above-Market
	Pension	Earnings on
	Value	Deferred Compensation
Name	($)	($)
L.R. Greenberg	2,640,022	0
J.L. Walsh	330,768	0
P. Kelly	134,986	0
E.V.N. Bissell	5,943	0
R.H. Knauss	455,185	0

(4)
The table below shows the components of the amounts included for each named executive officer under column (i), All Other Compensation, in the Summary Compensation Table — Fiscal 2009. Other than as set forth below, the named executive officers did not receive perquisites with an aggregate value of $10,000 or more.

		Employer
		Contribution
		To UGI
		Supplemental
		Savings
	Employer	Plan/AmeriGas
	Contribution	Propane, Inc.
	to	Supplemental
	401(k)	Executive	Tax
	Savings Plan	Retirement Plan	Reimbursement	Perquisites	Total
Name	($)	($)	($)	($)	($)
L.R. Greenberg	5,513	39,848	5,813	14,242	65,416
J.L. Walsh	5,513	19,975	491	0	25,979
P. Kelly	5,513	0	476	0	5,989
E.V.N. Bissell	12,539	82,362	2,250	0	97,151
R.H. Knauss	5,305	6,039	2,250	0	13,594
The perquisites shown for Mr. Greenberg include spousal travel expenses when attending Company or industry-related events where it is customary that officers attend with their spouses, tax preparation fees and occasional use of the Company’s tickets for sporting events for personal rather than business purposes. The incremental cost to the Company for these benefits is based on the actual costs or charges incurred by the Company for the benefits.

Grants of Plan-Based Awards In Fiscal 2009
The following table and footnotes provide information regarding equity and non-equity plan grants to the named executive officers in Fiscal 2009.
Grants of Plan-Based Awards Table — Fiscal 2009

									All
									Other	All Other
			Estimated Possible Payouts						Stock	Option
			Under			Estimated Future Payouts			Awards:	Awards:	Exercise	Grant Date
			Non-Equity Incentive Plan			Under Equity Incentive Plan			Number	Number of	or Base	Fair Value
			Awards (1)			Awards (2)			of Shares	Securities	Price of	of Stock and
		Board	Thres-			Thres-			of Stock	Underlying	Option	Option
	Grant	Action	hold	Target	Maximum	hold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#) (3)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)

L. R. Greenberg	10/01/08	11/21/08	640,500	1,067,500	2,135,000
	01/01/09	11/21/08							0	300,000	24.42	1,218,000
	01/01/09	11/21/08				35,000	70,000	140,000				1,957,200

J. L. Walsh	10/01/08	11/21/08	330,704	551,174	1,102,348
	01/01/09	11/21/08							0	125,000	24.42	507,500
	01/01/09	11/21/08				14,000	28,000	56,000				782,880

P. Kelly	10/01/08	11/21/08	191,880	319,800	639,600
	01/01/09	11/21/08							0	70,000	24.42	284,200
	01/01/09	11/21/08				8,500	17,000	34,000				475,320

E. V. N. Bissell	10/01/08	11/20/08	188,160	392,000	784,000
	01/01/09	11/20/08							0	75,000	24.42	304,500
	01/01/09	11/20/08				10,000	20,000	40,000				643,400

R. H. Knauss	10/01/08	11/21/08	132,733	221,221	442,442
	01/01/09	11/21/08								50,000	24.42	203,000
	01/01/09	11/21/08				5,000	10,000	20,000				279,600
	01/01/09	11/21/08							12,000			322,440

(1)
The amounts shown under this heading relate to bonus opportunities under the relevant company’s annual bonus plan for Fiscal 2009. See Compensation Discussion and Analysis for a description of the annual bonus plans. Payments for these awards have already been determined and are included in the Non-Equity Incentive Plan Compensation column (column (g)) of the Summary Compensation Table — Fiscal 2009. The threshold amount shown for Messrs. Greenberg, Walsh, Kelly and Knauss is based on achievement of 80 percent of the financial goal. The threshold amount shown for Mr. Bissell is based on achievement of 83% of the financial goal, with the resulting amount reduced to the maximum extent provided for below-target achievement of customer growth objectives.

(2)
The awards shown for all officers except Mr. Bissell are performance units under the Company’s 2004 Plan, as described in Compensation Discussion and Analysis. Performance units are forfeitable until the end of the performance period in the event of termination of employment, with pro-rated forfeitures in the case of termination of employment due to retirement, death or disability. In the case of a change in control of the Company outstanding performance units and dividend or distribution equivalents will be paid in cash in an amount equal to the greater of (i) the target award, or (ii) the award amount that would be paid as if the performance period ended on the date of the change in control, based on the Company’s achievement of the performance goal as of the date of the change in control, as determined by the Compensation and Management Development Committee.

For Mr. Bissell, the awards shown are performance units under the AmeriGas 2000 Plan, as described in Compensation Discussion and Analysis. Terms of these awards with respect to forfeitures and change in control, as defined in the AmeriGas 2000 Plan, are analogous to the terms of the performance units granted under the Company’s 2004 Plan.

(3)
Options are granted under the Company’s 2004 Plan. Under this Plan, the option exercise price is not less than 100 percent of the fair market value of the Company’s common stock on the effective date of the grant, which is either the date of the grant or a specified future date. The term of each option is generally ten years, which is the maximum allowable term. The options become exercisable in three equal annual installments beginning on the first anniversary of the grant date. All options are nontransferable and generally exercisable only while the optionee is employed by the Company or an affiliate, with exceptions for exercise following termination without cause, retirement, disability or death. In the case of termination without cause, the option will be exercisable only to the extent that it has vested as of the date of termination of employment and the option will terminate upon the earlier of the expiration date of the option or the expiration of the 13-month period commencing on the date of termination of employment. If termination of employment occurs due to retirement or disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of employment, or the original expiration date, and vesting continues in accordance with the original vesting schedule. In the event of death of the optionee while an employee, the option will become fully vested and the option term will be shortened to the earlier of the expiration of the 12-month period following the optionee’s death, or the original expiration date. Options are subject to adjustment in the event of recapitalizations, stock splits, mergers, and other similar corporate transactions affecting the Company’s common stock. In the event of a change in control, unvested options become exercisable.

Outstanding Equity Awards at Year-End
The following table shows the outstanding stock option, stock unit and performance unit awards held by the named executive officers at September 30, 2009.
Outstanding Equity Awards at Year-End Table — Fiscal 2009

	Option Awards						Stock Awards
										Equity
										Incentive
										Plan Awards:
							Number		Market	Number of		Equity Incentive
	Number of						of Shares		Value of	Unearned		Plan Awards:
	Securities		Number of				or Units		Shares or	Shares, Units		Market or Payout
	Underlying		Securities				of Stock		Units of	or Other		Value of Unearned
	Unexercised		Underlying		Option		That Have		Stock That	Rights That		Shares, Units or
	Options		Options		Exercise	Option	Not		Have Not	Have Not		Other Rights That
	Exercisable		Unexercisable		Price	Expiration	Vested		Vested	Vested		Have Not Vested
Name	(#)		(#)		($)	Date	(#)		($)	(#)		($)
(a)	(b)		(c)		(e)	(f)	(g)		(h)	(i)		(j)
L. R. Greenberg	285,000	(1)			16.99	12/31/2013	0		0	109,680	(9)	2,748,581
	350,000	(2)			20.47	12/31/2014				70,000	(10)	1,754,200
	250,000	(3)			20.48	12/31/2015				70,000	(11)	1,754,200
	186,666	(4)	93,334	(4)	27.28	12/31/2016
	100,000	(5)	200,000	(5)	27.25	12/31/2017
			300,000	(6)	24.42	12/31/2018
J. L. Walsh	270,000	(7)			22.92	03/31/2015	0		0	47,528	(9)	1,191,052
	65,000	(3)			20.48	12/31/2015				27,000	(10)	676,620
	80,000	(4)	40,000	(4)	27.28	12/31/2016				28,000	(11)	701,680
	40,000	(5)	80,000	(5)	27.25	12/31/2017
			125,000	(6)	24.42	12/31/2018
P. Kelly	33,333	(8)	16,667	(8)	25.74	09/03/2017	0		0	18,280	(9)	458,097
	18,333	(5)	36,667	(5)	27.25	12/31/2017				15,000	(10)	375,900
			70,000	(6)	24.42	12/31/2018				17,000	(11)	426,020
E. V. N. Bissell	21,667	(3)			20.48	12/31/2015	0		0	20,692	(12)	745,740
	46,666	(4)	23,334	(4)	27.28	12/31/2016				12,000	(13)	432,480
	21,666	(5)	43,334	(5)	27.25	12/31/2017				20,000	(14)	720,800
			75,000	(6)	24.42	12/31/2018
R. H. Knauss	40,000	(2)			20.47	12/31/2014				16,452	(9)	412,287
	40,000	(3)			20.48	12/31/2015	12,000	(15)	300,720	9,000	(10)	225,540
	30,000	(4)	15,000	(4)	27.28	12/31/2016				10,000	(11)	250,600
	15,000	(5)	30,000	(5)	27.25	12/31/2017
			50,000	(6)	24.42	12/31/2018

Note: Column (d) was intentionally omitted.

(1)	These options were granted effective January 1, 2004 and were fully vested on January 1, 2007.

(2)	These options were granted effective January 1, 2005 and were fully vested on January 1, 2008.

(3)	These options were granted effective January 1, 2006 and were fully vested on January 1, 2009.

(4)	These options were granted effective January 1, 2007. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on January 1, 2010.

(5)	These options were granted effective January 1, 2008. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on January 1, 2011.

(6)	These options were granted effective January 1, 2009. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on January 1, 2012.

(7)	These options were granted effective April 1, 2005 and were fully vested on April 1, 2008.

(8)	These options were granted effective September 4, 2007. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on September 4, 2010.

(9)
The amount shown is an estimate based on a target award of performance units effective January 1, 2007, except for Mr. Kelly, whose award was effective September 4, 2007. The performance measurement period for these performance units is January 1, 2007 through December 31, 2009. The estimated number of performance units which may be earned at the end of the performance period is based on the Company’s TSR for the period January 1, 2007 through September 30, 2009, relative to that of each of the companies in the S&P Utilities Index as of December 31, 2006. As of September 30, 2009, the Company’s TSR ranking qualified for 182.8% leverage of the target number of performance units originally granted. The actual number of performance units and accompanying dividend equivalents earned may be higher (up to 200% of the target award) or lower than the amount shown, based on TSR performance through the end of the performance period. See Compensation Discussion and Analysis — Long-Term Compensation — Fiscal 2009 Equity Awards for more information on the TSR performance goal measurements.

(10)
These performance units were awarded effective January 1, 2008. The measurement period for the performance goal is January 1, 2008 through December 31, 2010. The performance goal is the same as described in footnote (9) above, but it is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2011.

(11)
These performance units were awarded effective January 1, 2009. The measurement period for the performance goal is January 1, 2009 through December 31, 2011. The performance goal is the same as described in footnote (9) above, but it is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2012.

(12)
The amount shown is an estimate based on a target award of performance units effective January 1, 2007, with a performance measurement period of January 1, 2007 through December 31, 2009. The estimated number of performance units which may be earned at the end of the performance period is based on AmeriGas Partners’ TUR for the period January 1, 2007 through September 30, 2009, relative to that of each member of a peer group of publicly-traded master limited partnerships in the propane, pipeline and coal industries as of the award date. As of September 30, 2009, AmeriGas Partners’ TUR ranking qualified for 147.8% leverage of the target number of performance units originally granted. The actual number of performance units and accompanying distribution equivalents earned may be higher (up to 200% of the target award) or lower than the amount shown, based on TUR performance through the end of the performance period. See Compensation Discussion and Analysis — Long-Term Compensation — Fiscal 2009 Equity Awards for more information on the TUR performance goal measurements.

(13)
These performance units were awarded effective January 1, 2008. The measurement period for the performance goal is January 1, 2008 through December 31, 2010. The performance goal is the same as described in footnote (12) above, but it is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2011.

(14)
These performance units were awarded effective January 1, 2009. The measurement period for the performance goal is January 1, 2009 through December 31, 2011. The performance goal is the same as described in footnote (12) above, but it is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2012.

(15)	These stock units were granted effective January 1, 2009 and will fully vest on January 1, 2012 or upon death, disability or retirement.

Option Exercises and Stock Vested in Fiscal 2009
The following table sets forth (i) the number of shares of UGI Corporation common stock acquired by the named executive officers in Fiscal 2009 from the exercise of stock options, (ii) the value realized by those officers upon the exercise of stock options based on the difference between the market price for our common stock on the date of exercise and the exercise price for the options, (iii) the number of performance units and stock units previously granted to the named executive officers that vested in Fiscal 2009, and (iv) the value realized by those officers upon the vesting of such units based on the closing market price for shares of our common stock, or for Mr. Bissell, common units of AmeriGas Partners, on the vesting date.
Option Exercises and Stock Vested Table — Fiscal 2009

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

L.R. Greenberg	200,000	2,347,340	72,000	1,758,240

J.L. Walsh	0	0	36,000	879,120

P. Kelly	0	0	7,200	175,824
			20,000 (1)	511,000

E.V.N. Bissell	0	0	18,792	522,324

R.H. Knauss	0	0	10,800	263,736

(1)	Restricted stock units awarded when Mr. Kelly joined the Company in 2007.

Pension Benefits
The following table shows the number of years of credited service for the named executive officers under the Company’s defined benefit retirement plan (which we refer to below as the “UGI Utilities, Inc. Retirement Plan”) and its supplemental executive retirement plan (which we refer to below as the “UGI SERP”) and the actuarial present value of accumulated benefits under those plans as of September 30, 2009, and any payments made to the named executive officers in Fiscal 2009 under those plans.
Pension Benefits Table — Fiscal 2009

		Number of	Present Value of
		Years Credited	Accumulated	Payments During
		Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
L.R. Greenberg	UGI SERP	29	12,668,816	0
	UGI Utilities, Inc. Retirement Plan	29	1,241,892	0

J.L. Walsh	UGI SERP	4.5	701,838	0
	UGI Utilities, Inc. Retirement Plan	4.5	135,664	0

P. Kelly	UGI SERP	2	160,319	0
	UGI Utilities, Inc. Retirement Plan	2	62,069	0

E.V.N. Bissell	UGI Utilities, Inc. Retirement Plan	6 (1)	29,057	0

R.H. Knauss	UGI SERP	22	935,603	0
	UGI Utilities, Inc. Retirement Plan	22	614,372	0

(1)
Mr. Bissell has a vested annual benefit of approximately $3,300 under the Company’s defined benefit pension plan, based on prior credited service. Mr. Bissell is not a current participant in the Company’s defined benefit retirement plan.

The Company participates in the UGI Utilities, Inc. Retirement Plan, a qualified defined benefit retirement plan (“Pension Plan”) to provide retirement income to its employees. The Pension Plan pays benefits based upon final average earnings, consisting of base salary or wages and annual bonuses, and years of credited service. Benefits vest after the participant completes five years of vesting service.
The Pension Plan provides normal annual retirement benefits at age 65, unreduced early retirement benefits at age 62 with ten years of service, and reduced, but subsidized, early retirement benefits at age 55 with ten years of service. Employees terminating employment prior to early retirement eligibility are eligible to receive a benefit under the plan formula commencing at age 65 or an unsubsidized benefit as early as age 55, provided they had ten years of service at termination. Employees who have attained age 50 with 15 years of service and are involuntarily terminated by the Company prior to age 55 are also eligible for subsidized early retirement benefits, beginning at age 55.

The Pension Plan’s normal retirement benefit formula is (A) – (B) and is shown below:
(A)(1) =	(1.9% of final five-year average earnings) multiplied by (years of credited service)
minus
(B) =	(1% of the estimated primary Social Security benefit) multiplied by (years of credited service at termination date up to 35 years).

(1)	(A) may not exceed 60% of the average monthly earnings for the highest consecutive 12-month period during an employee’s last 120 consecutive months of employment.
The amount of the benefit produced by the formula will be reduced by an early retirement factor based on the employee’s actual age in years and months as of his early retirement date. The reduction factors range from 65 percent at age 55 to 100 percent (no reduction) at age 62.
The normal form of benefit under the Pension Plan for a married employee is a 50 percent joint and survivor lifetime annuity. Regardless of marital status, a participant may choose from a number of lifetime annuity payments. Lump sum payments are not permitted unless the present value of the lump sum benefit is $5,000 or less.
The Pension Plan is subject to qualified-plan Code limits on the amount of annual benefit that may be paid, and on the amount of compensation that may be taken into account in calculating retirement benefits under the Pension Plan. For 2009, the limit on the compensation that may be used is $245,000 and the limit on annual benefits payable for an employee retiring at age 65 in 2009 is $195,000. Benefits in excess of those permitted under the statutory limits are paid to certain employees under the Company’s Supplemental Executive Retirement Plan, described below.
Messrs. Greenberg, Bissell and Knauss are eligible for early retirement benefits under the Pension Plan.
UGI Corporation Supplemental Executive Retirement Plan
The Company’s Supplemental Executive Retirement Plan (“SERP”) is a non-qualified defined benefit plan that provides retirement benefits that would otherwise be provided under the Pension Plan for Pension Plan participants, but are prohibited from being paid from the Pension Plan by Code limits. The benefit paid by the SERP is approximately equal to the difference between the benefits provided under the Pension Plan and benefits that would have been provided by the Pension Plan if not for the limitations in the Code. Benefits vest after the participant completes 5 years of vesting service. The benefits earned under the SERP are payable in the form of a lump sum payment. For participants who attained age 50 prior to January 1, 2004, the lump sum payment is calculated using two interest rates. One rate is for service prior to January 1, 2004 and the other is for service after January 1, 2004. The rate for pre-January 1, 2004 service is the daily average of Moody’s Aaa bond yields for the month in which the participant’s termination date occurs, plus 50 basis points, and tax-adjusted using the highest marginal federal tax rate (35 percent for 2009). The interest rate for post January 1, 2004 service is the daily average of ten-year Treasury Bond yields in effect for the month in which the participant’s termination date occurs. The latter rate is used for calculating the lump sum payment for participants attaining age 50 on or after January 1, 2004. Payment is due within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code. Amounts payable under the SERP may be deferred in accordance with the Company’s 2009 Deferral Plan. See Compensation Discussion and Analysis — UGI Corporation 2009 Deferral Plan.

Actuarial Assumptions Used to Determine Values in the Pension Benefits Table — Fiscal 2009
The amounts shown in the Pension Benefits Table- Fiscal 2009 are actuarial present values of the benefits accumulated through September 30, 2009. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each named executive officer is age 62, which is the earliest age at which the executive could retire without any benefit reduction due to age. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age. The key assumptions included in the calculations are as follows:

	September 30, 2009	September 30, 2008
Discount rate for Pension Plan for all purposes and for SERP, for pre-commencement calculations	5.50 percent	6.80 percent
SERP lump sum rate	3.60 percent	4.23 percent
Retirement age	62	62
Post-retirement mortality for Pension Plan	RP-2000, combined, healthy table projected to 2015 using Scale AA without collar adjustments	RP-2000, combined, healthy table projected to 2015 using Scale AA without collar adjustments
Post-retirement mortality for SERP	1994 GAR Unisex	1994 GAR Unisex
Pre-retirement mortality	None	None
Termination and disability rates	None	None
Form of payment for Pension Plan	Single life annuity	Single life annuity
Form of payment for SERP	Lump sum	Lump sum

Nonqualified Deferred Compensation
The following table shows the contributions, earnings, withdrawals and account balances for each of the named executive officers who participate in the Company’s Supplemental Savings Plan, the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan (“AmeriGas SERP”) and the AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan.
Nonqualified Deferred Compensation Table — Fiscal 2009

				Aggregate		Aggregate
		Executive	Employer	Earnings	Aggregate	Balance at
		Contributions	Contributions	in Last	Withdrawals/	Last Fiscal
		in Last	in Last	Fiscal	Distributions	Year-End
Name	Plan Name	Fiscal Year ($)	Fiscal Year ($)	Year ($)	($)	($)(4)
	(a)	(b)	(c)	(d)	(e)	(f)
L.R. Greenberg	UGI Supplemental Savings Plan	0	39,847 (1)	0	0	$516,970
J.L. Walsh	UGI Supplemental Savings Plan	0	19,975 (1)	0	0	$63,331
P. Kelly	UGI Supplemental Savings Plan	0	0	0	0	0
E.V.N. Bissell	AmeriGas SERP	0	82,362 (2)	26,967	0	$698,133
	AmeriGas Nonqualified Deferred Compensation Plan	9,149 (3)	0	1,806	0	$30,499
R.H. Knauss	UGI Supplemental Savings Plan	0	6,039 (1)	0	0	$23,293
	AmeriGas SERP	0	0	3,778	0	$145,594

(1)
This amount represents the employer contribution to the Company’s Supplemental Savings Plan, which is also reported in the Summary Compensation Table — Fiscal 2009 in the “All Other Compensation” column.

(2)	This amount represents the employer contribution to the AmeriGas SERP, which is also reported in the Summary Compensation Table — Fiscal 2009 in the “All Other Compensation” column.

(3)	This amount is included in the amount reported in the Summary Compensation Table — Fiscal 2009 in the “Salary” column.

(4)
The aggregate balances include the following aggregate amounts previously reported in the Summary Compensation Table in prior years: Mr. Greenberg, $470,107; Mr. Walsh, $51,637; Mr. Bissell, $563,945; and Mr. Knauss, $143,149.

The UGI Corporation Supplemental Savings Plan (“SSP”) is a nonqualified deferred compensation plan that provides benefits to certain employees that would be provided under the Company’s qualified 401(k) Savings Plan in the absence of Code limitations. Benefits vest after the participant completes five years of service. The SSP is intended to pay an amount substantially equal to the difference between the Company matching contribution that would have been made under the 401(k) Savings Plan if the Code limitations were not in effect, and the Company match actually made under the 401(k) Savings Plan. The Code compensation limits for 2007, 2008 and 2009 were $225,000, $230,000, and $245,000, respectively. The Code contribution limits for 2007, 2008 and 2009 were $45,000, $46,000, and $49,000, respectively. Under the SSP, the participant is credited with a Company match on compensation in excess of Code limits using the same formula applicable to contributions to the Company’s 401(k) Savings Plan, which is a match of 50 percent on the first 3 percent of eligible compensation, and a match of 25 percent on the next 3 percent, assuming that the employee contributed to the 401(k) Savings Plan the lesser of 6 percent of eligible compensation or the maximum amount permissible under the Code. Amounts credited to the participant’s account are credited with interest. The rate of interest currently in effect is the rate produced by blending the annual return on the Standard and Poor’s 500 Index (60 percent weighting) and the annual return on the Barclays Capital U.S. Aggregate Bond Index (40 percent weighting). Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

The AmeriGas SERP is a nonqualified deferred compensation plan that is intended to provide retirement benefits to certain AmeriGas Propane employees. Under the plan, AmeriGas Propane credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($245,000 in 2009) and 10 percent of compensation in excess of such limit. In addition, if any portion of AmeriGas Propane’s matching contribution under the AmeriGas Propane, Inc. qualified 401(k) Savings Plan (“AmeriGas 401(k) Savings Plan”) is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to a participant’s account. Benefits vest on the fifth anniversary of a participant’s employment commencement date. Through Fiscal 2007, participants’ accounts were credited annually with interest at a rate generally equal to the actual return on the trust portfolio of the UGI Utilities, Inc. Retirement Income Plan, subject to certain limitations as set forth in the AmeriGas SERP. Beginning in Fiscal 2008, in lieu of receiving interest on account balances, participants direct the investment of their account balances among a number of funds, which are generally the same funds available to participants in the AmeriGas 401(k) Savings Plan, other than the Company’s stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code. Amounts payable under the AmeriGas SERP may be deferred in accordance with the Company’s 2009 Deferral Plan. See Compensation Discussion and Analysis — UGI Corporation 2009 Deferral Plan.
The AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan is a nonqualified deferred compensation plan that provides benefits to certain employees that would otherwise be provided under the AmeriGas 401(k) Savings Plan. The plan is intended to permit participants to defer up to $10,000 of annual compensation that would generally not be eligible for contribution to the AmeriGas 401(k) Savings Plan due to Code limitations and nondiscrimination requirements. Participants may direct the investment of deferred amounts into a number of funds. The funds available are the same funds available under the AmeriGas 401(k) Savings Plan, other than the UGI Corporation stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

Potential Payments Upon Termination or Change in Control
Severance Pay Plan for Senior Executive Employees
Named Executive Officers Employed by UGI Corporation. The UGI Corporation Senior Executive Employee Severance Plan (the “UGI Severance Plan”) provides for payment to certain senior level employees of UGI, including Messrs. Greenberg, Walsh, Kelly and Knauss, in the event their employment is terminated without fault on their part. Benefits are payable to a senior executive covered by the UGI Severance Plan if the senior executive’s employment is involuntarily terminated for any reason other than for just cause or as a result of the senior executive’s death or disability. Under the UGI Severance Plan, “just cause” generally means (i) dismissal of an executive due to misappropriation of funds, (ii) substance abuse or habitual insobriety that adversely affects the executive’s ability to perform his or her job, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties.
Except as provided herein, the UGI Severance Plan provides for cash payments equal to a participant’s compensation for a period of time ranging from six months to 18 months, depending on length of service (the “Continuation Period”). In the case of Mr. Greenberg, the Continuation Period is 30 months; for Mr. Walsh, the Continuation Period ranges from 12 months to 24 months, depending on length of service. In addition, a participant receives the cash equivalent of his target bonus under the Annual Bonus Plan, pro-rated for the number of months served in the fiscal year prior to termination. However, if the termination occurs in the last two months of the fiscal year, we have the discretion to determine whether the participant will receive a pro-rated target bonus, or the actual annual bonus which would have been paid after the end of the fiscal year, assuming that the participant’s entire bonus was contingent on meeting the applicable financial performance goal, pro-rated for the number of months served. The levels of severance payments were established based on competitive practice and are reviewed by management and the Compensation and Management Development Committee from time to time.
Under the UGI Severance Plan, a participant also receives a payment equal to the cost the participant would have incurred to continue medical and dental coverage under the Company’s plans for the Continuation Period (less the amount the participant would be required to contribute for such coverage if the participant were an active employee). This amount includes a tax gross-up payment equal to 75 percent of the payment relating to the medical and dental coverage. The maximum period for calculating the payment of such benefits is 18 months (30 months in the case of Mr. Greenberg and 24 months in the case of Mr. Walsh). The UGI Severance Plan also provides for outplacement services for a period of 12 months following a participant’s termination of employment, and reimbursement for tax preparation services for the final year of employment. Provided that the participant is eligible to retire, all payments under the UGI Severance Plan may be reduced by an amount equal to the fair market value of certain equity-based awards, other than stock options, payable to the participant after the termination of employment.

In order to receive benefits under the UGI Severance Plan, a participant is required to execute a release which discharges UGI and its subsidiaries from liability for any claims the senior executive may have against any of them, other than claims for amounts or benefits due to the executive under any plan, program or contract provided by or entered into with UGI or its subsidiaries. The UGI Severance Plan also requires a senior executive to ratify any existing post-employment activities agreement (which restricts the senior executive from competing with UGI and its affiliates following termination of employment) and to cooperate in attending to matters pending at the time of termination of employment.
Named Executive Officers Employed by AmeriGas Propane. The AmeriGas Propane, Inc. Senior Executive Employee Severance Plan (the “AmeriGas Severance Plan”) provides for payment to certain senior level employees of AmeriGas Propane, including Mr. Bissell, in the event their employment is terminated without fault on their part. Specified benefits are payable to a senior executive covered by the AmeriGas Severance Plan if the senior executive’s employment is involuntarily terminated for any reason other than for just cause or as a result of the senior executive’s death or disability. Under the AmeriGas Severance Plan, “just cause” generally means (i) dismissal of an executive due to misappropriation of funds, (ii) substance abuse or habitual insobriety that adversely affects the executive’s ability to perform his job, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties.
Except as provided herein, the AmeriGas Severance Plan provides for cash payments equal to a participant’s compensation for a period of time ranging from six months to 18 months, depending on length of service (the “Continuation Period”). In the case of Mr. Bissell, the Continuation Period ranges from 12 months to 24 months, depending on length of service. In addition, a participant receives the cash equivalent of his target bonus under the Annual Bonus Plan, pro-rated for the number of months served in the fiscal year. However, if the termination occurs in the last two months of the fiscal year, AmeriGas Propane has the discretion to determine whether the participant will receive a pro-rated target bonus, or the actual annual bonus which would have been paid after the end of the fiscal year, provided that the weighting to be applied to the participant’s business/financial goals under the AmeriGas Propane Annual Bonus Plan will be deemed to be 100 percent, pro-rated for the number of months served. The levels of severance payments were established based on competitive practice and are reviewed by management and the AmeriGas Propane Compensation/Pension Committee from time to time.
Under the AmeriGas Severance Plan, a participant also receives a payment equal to the cost the participant would have incurred to continue medical and dental coverage under AmeriGas Propane’s plans for the Continuation Period (less the amount the participant would be required to contribute for such coverage if the participant were an active employee). This amount includes a tax gross-up payment equal to 75 percent of the payment relating to the medical and dental coverage. The AmeriGas Severance Plan also provides for outplacement services for a period of 12 months following a participant’s termination of employment, and reimbursement for tax preparation services for the final year of employment. Provided that the participant is eligible to retire, all payments under the AmeriGas Severance Plan may be reduced by an amount equal to the fair market value of certain equity-based awards, other than stock options, payable to the participant after the termination of employment.

In order to receive benefits under the AmeriGas Severance Plan, a participant is required to execute a release which discharges AmeriGas Propane and its affiliates from liability for any claims the senior executive may have against any of them, other than claims for amounts or benefits due to the executive under any plan, program or contract provided by or entered into with AmeriGas Propane or its affiliates. Each senior executive is also required to ratify any existing post-employment activities agreement (which restricts the senior executive from competing with AmeriGas Partners and its affiliates following termination of employment) and to cooperate in attending to matters pending at the time of termination of employment.
Change in Control Arrangements
Named Executive Officers Employed by UGI Corporation. Messrs. Greenberg, Walsh, Kelly and Knauss each have an agreement with the Company which provides benefits in the event of a change in control. The agreements have a term of three years with automatic one-year extensions beginning May 2011, unless in each case, prior to a change in control, the Company terminates an agreement. In the absence of a change in control or termination by the Company, each agreement will terminate when, for any reason, the executive terminates his employment with the Company. A change in control is generally deemed to occur in the following instances:
•
Any person (other than certain persons or entities affiliated with the Company), together with all affiliates and associates of such person, acquires securities representing 20 percent or more of either (i) the then outstanding shares of common stock, or (ii) the combined voting power of the Company’s then outstanding voting securities;

•
Individuals, who at the beginning of any 24-month period constitute the Board of Directors (the “Incumbent Board”) and any new Director whose election by the Board of Directors, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board, cease for any reason to constitute a majority;

•
The Company is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another corporation in a transaction in which former shareholders of the Company do not own more than 50 percent of, respectively, the outstanding common stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation; or

•	The Company is liquidated or dissolved.
The Company will provide Messrs. Greenberg, Walsh, Kelly and Knauss with cash benefits (“Benefits”) if we terminate the executive’s employment without “cause” or if the executive terminates employment for “good reason” at any time within two years following a change in control of the Company. “Cause” generally includes (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company. “Good reason” generally includes a material diminution in authority, duties, responsibilities or base compensation; a material breach by the Company of the terms of the agreement; and substantial relocation requirements. If the events trigger a payment following a change in control, the Benefits payable to each of Messrs. Greenberg, Walsh, Kelly and Knauss will be as specified under his change in control agreement unless payments under the UGI Severance Plan described above would be greater, in which case Benefits would be provided under the UGI Severance Plan.

Following a change in control, each of Messrs. Greenberg, Walsh, Kelly and Knauss may elect to terminate his employment without loss of Benefits in certain situations, including a material diminution in authority, duties, responsibilities or base compensation; or excessive relocation requirements. Benefits under this arrangement would be equal to three times the executive officer’s base salary and annual bonus. Each would also receive the cash equivalent of his target bonus, prorated for the number of months served in the fiscal year. In addition, Messrs. Greenberg, Walsh, Kelly and Knauss are each entitled to receive a payment equal to the cost he would incur if he enrolled in the Company’s medical and dental plans for three years (less the amount he would be required to contribute for such coverage if he were an active employee). This payment would include a tax gross-up payment equal to 75 percent of the total amount payable. Messrs. Greenberg, Walsh, Kelly and Knauss would also have benefits under the Company’s Supplemental Executive Retirement Plan calculated as if each of them had continued in employment for three years. In addition, outstanding performance units, stock units and dividend equivalents will be paid in cash based on the fair market value of the Company’s common stock in an amount equal to the greater of (i) the target award, or (ii) the award amount that would have been paid if the performance unit measurement period ended on the date of the change in control, as determined by the Compensation and Management Development Committee. For treatment of stock options, see the Grants of Plan-Based Awards Table-Fiscal 2009.
The Benefits are subject to a “conditional gross-up” for excise and related taxes in the event they would constitute “excess parachute payments,” as defined in Section 280G of the Code. The Company will provide the tax gross-up if the aggregate parachute value of Benefits is greater than 110 percent of the maximum amount that may be paid under Section 280G of the Code without imposition of an excise tax. If the parachute value does not exceed the 110 percent threshold, the Benefits for each of Messrs. Greenberg, Walsh, Kelly and Knauss will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.”
In order to receive benefits under his change in control agreement, each of Messrs. Greenberg, Walsh, Kelly and Knauss is required to execute a release which discharges the Company and its subsidiaries from liability for any claims the senior executive may have against any of them, other than claims for amounts or benefits due to the executive under any plan, program or contract provided by or entered into with the Company or its subsidiaries.

Named Executive Officers Employed by AmeriGas Propane, Inc. Mr. Bissell has an agreement with AmeriGas Propane that provides benefits in the event of a change in control. His agreement has a term of three years and is automatically extended for one-year terms beginning May 2011 unless, prior to a change in control, AmeriGas Propane terminates his agreement. In the absence of a change in control or termination by AmeriGas Propane, his agreement will terminate when, for any reason, he terminates his employment with AmeriGas Propane. A change in control is generally deemed to occur in the following instances:
•
any person (other than certain persons or entities affiliated with the Company), together with all affiliates and associates of such person, acquires securities representing 20 percent or more of either (i) the then outstanding shares of common stock, or (ii) the combined voting power of the Company’s then outstanding voting securities;

•
individuals, who at the beginning of any 24-month period constitute the Company’s Board of Directors (the “Incumbent Board”) and any new Director whose election by the Board of Directors, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board, cease for any reason to constitute a majority;

•
the Company is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another corporation in a transaction in which former shareholders of the Company do not own more than 50 percent of, respectively, the outstanding common stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation;

•
AmeriGas Propane, AmeriGas Partners or AmeriGas Propane, L.P. is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another entity in a transaction with respect to which all of the individuals and entities who were owners of the General Partner’s voting securities or of the outstanding units of the Partnership immediately prior to such transaction do not, following such transaction, own more than 50 percent of, respectively, the outstanding common stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation, or if the resulting entity is a partnership, the former unitholders do not own more than 50 percent of the outstanding common units in substantially the same proportion as their ownership immediately prior to the transaction;

•	the Company, AmeriGas Propane, AmeriGas Partners or AmeriGas Propane, L.P. (the “Operating Partnership”) is liquidated or dissolved;

•	the Company fails to own more than 50 percent of the general partnership interests of AmeriGas Partners or the Operating Partnership;

•	the Company fails to own more than 50 percent of the outstanding shares of common stock of AmeriGas Propane; or

•	AmeriGas Propane is removed as the general partner of AmeriGas Partners or the Operating Partnership.

AmeriGas Propane will provide Mr. Bissell with cash benefits (“Benefits”) if there is a termination of his employment without “cause” or if he terminates employment for “good reason” at any time within two years following a change in control. “Cause” generally includes (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of AmeriGas Propane. “Good reason” generally includes a material diminution in authority, duties, responsibilities or base compensation; a material breach by AmeriGas Propane of the terms of the agreement; and substantial relocation requirements. If the events trigger a payment following a change in control, the benefits payable to Mr. Bissell will be as specified under his change in control agreement unless payments under the AmeriGas Severance Plan described above would be greater, in which case Benefits would be provided under the AmeriGas Severance Plan.
Following a change in control, Mr. Bissell may elect to terminate his employment without loss of Benefits in certain situations, including a material diminution in authority, duties, responsibilities or base compensation; or excessive relocation requirements. Benefits under this arrangement would be equal to three times Mr. Bissell’s base salary and annual bonus. Mr. Bissell would also receive the cash equivalent of his target bonus, prorated for the number of months served in the fiscal year. In addition, he is entitled to receive a payment equal to the cost he would incur if he enrolled in AmeriGas Propane’s medical and dental plans for three years (less the amount he would be required to contribute for such coverage if he were an active employee). This payment would include a tax gross-up payment equal to 75 percent of the total amount payable. Mr. Bissell would also receive his benefits under the AmeriGas SERP calculated as if he had continued in employment for three years. In addition, outstanding performance units and distribution equivalents will be paid in cash based on the fair market value of AmeriGas Partners common units in an amount equal to the greater of (i) the target award, or (ii) the award amount that would have been paid if the measurement period ended on the date of the change in control, as determined by the AmeriGas Propane Compensation/Pension Committee. For treatment of stock options, see the Grants of Plan-Based Awards Table-Fiscal 2009.
The Benefits are subject to a “conditional gross-up” for excise and related taxes in the event they would constitute “excess parachute payments,” as defined in Section 280G of the Code. AmeriGas Propane will provide the tax gross-up if the aggregate parachute value of Benefits is greater than 110 percent of the maximum amount that may be paid under Section 280G of the Code without imposition of an excise tax. If the parachute value does not exceed the 110 percent threshold, the Benefits for Mr. Bissell will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.”
In order to receive benefits under his change in control agreement, Mr. Bissell is required to execute a release which discharges AmeriGas Propane and its affiliates from liability for any claims he may have against any of them, other than claims for amounts or benefits due under any plan, program or contract provided by or entered into with AmeriGas Propane or its affiliates.

Potential Payments Upon Termination or Change in Control
The amounts shown in the table below are merely estimates of the incremental amounts that would be paid out to the named executive officers if their termination had occurred on the last day of Fiscal 2009. The actual amounts to be paid out can only be determined at the time of such named executive officer’s termination of employment. The amounts set forth in the table below do not include compensation to which each named executive officer would be entitled without regard to his termination of employment, including (i) base salary and short-term incentives that have been earned but not yet paid, and (ii) amounts that have been earned, but not yet paid, under the terms of the plans reflected in the Pension Benefits Table — Fiscal 2009 and the Nonqualified Deferred Compensation Table — Fiscal 2009. There are no incremental payments in the event of voluntary resignation, termination for cause, disability or upon retirement.
Potential Payments Upon Termination or Change in Control Table — Fiscal 2009

			Equity Awards
			with	Nonqualified	Welfare &
	Severance		Accelerated	Retirement	Other
Name & Triggering Event	Pay		Vesting(3)	Benefits(4)	Benefits(5)	Total
L.R. Greenberg Death	$0		$5,993,474	$0	$0	$5,993,474
Involuntary Termination Without Cause	$6,405,000	(1)	$0	$0	$55,579	$6,460,579
Termination Following Change in Control	$7,472,500	(2)	$8,590,859	$4,567,093	$39,095	$20,669,547
J.L. Walsh Death	$0		$2,458,795	$0	$0	$2,458,795
Involuntary Termination Without Cause	$1,999,939	(1)	$0	$0	$38,747	$2,038,686
Termination Following Change in Control	$4,150,016	(2)	$3,481,043	$1,037,435	$3,523,445	$12,191,939
P. Kelly Death	$0		$1,177,487	$0	$0	$1,177,487
Involuntary Termination Without Cause	$764,650	(1)	$0	$0	$31,071	$795,721
Termination Following Change in Control	$2,558,400	(2)	$1,774,867	$696,590	$2,211,181	$7,241,038
E.V.N. Bissell Death	$0		$1,510,888	$0	$0	$1,510,888
Involuntary Termination Without Cause	$1,833,731	(1)	$0	$0	$63,221	$1,896,952
Termination Following Change in Control	$3,038,000	(2)	$2,229,862	$227,850	$2,112,579	$7,608,291
R.H. Knauss Death	$0		$1,147,721	$0	$0	$1,147,721
Involuntary Termination Without Cause	$1,063,563	(1)	$0	$0	$33,971	$1,097,534
Termination Following Change in Control	$1,905,904	(2)	$1,502,070	$920,678	$1,657,782	$5,986,434

(1)
Amounts shown under “Severance Pay” in the case of involuntary termination without cause are calculated under the terms of the UGI Severance Plan for Messrs. Greenberg, Walsh, Kelly and Knauss; and the AmeriGas Severance Plan for Mr. Bissell. We assumed that 100 percent of the target annual bonus was paid.

(2)	Amounts shown under “Severance Pay” in the case of termination following a change in control are calculated under the officer’s change in control agreement.

(3)
In calculating the amounts shown under “Equity Awards with Accelerated Vesting” we assumed (i) the continuation of the Company’s dividend (and AmeriGas Partner’s distribution, as applicable) at the rate in effect on September 30, 2009; and (ii) performance at target levels with respect to performance units.

(4)	Amounts shown under “Nonqualified Retirement Benefits” are in addition to amounts shown in the Pension Benefits Table — Fiscal 2009 and the Nonqualified Deferred Compensation Table — Fiscal 2009.

(5)
Amounts shown under “Welfare and Other Benefits” include estimated payments for (i) medical and dental insurance premiums, (ii) outplacement services, (iii) tax preparation services, and (iv) an estimated Code Section 280G tax gross-up payment of $3,484,350 for Mr. Walsh, $2,170,826 for Mr. Kelly, $1,635,839 for Mr. Knauss and $2,038,704 for Mr. Bissell in the event of a change in control.

Director and Officer Stock Ownership Policies
The following policies are designed to encourage growth in Shareholder value by closely linking Directors’ and executives’ risks and rewards with the Company’s total Shareholder return.
The Board of Directors has a policy requiring Directors to own Company Common Stock, together with stock units, in an aggregate amount equal to three times the Director’s annual cash retainer, and to achieve the target level of Common Stock ownership within five years after joining the Board.
The Company has a policy, approved by the Board of Directors, that requires individuals in key management positions with the Company and its subsidiaries to own significant amounts of Common Stock. See Compensation Discussion and Analysis — Stock Ownership Guidelines.
Market Price of Shares
The closing price of our Stock, as reported on the New York Stock Exchange Composite Tape on November 20, 2009, was $23.36.
Item 2 — Ratification of Appointment of
Independent Registered Public Accountants
The Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP as independent registered public accountants to examine and report on the consolidated financial statements of the Company for Fiscal 2010 and recommends that the Shareholders ratify the appointment. If the Shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider the appointment of other independent registered public accountants. One or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have the opportunity to respond to appropriate questions and to make a statement if they wish to do so.

The Board of Directors of UGI Corporation unanimously recommends a vote FOR this proposal.
Item 3 — Other Matters
The Board of Directors is not aware of any other matter to be presented for action at the meeting. If any other matter requiring a vote of the Shareholders should arise, the Proxies (or their substitutes) will vote in accordance with their best judgment.

Directions to The Desmond Hotel and Conference Center
Directions from Philadelphia. Take the Schuylkill Expressway (I-76) West. Follow I-76 West to Route 202 South. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.
Directions from South Jersey. Take I-95 South to Route 322 West. Take 322 West to Route 1 South to Route 202 North. Take Route 202 North to Great Valley/Route 29 North Exit. Turn right onto Route 29 North. Turn right at second light onto Liberty Boulevard. The Desmond will be on the left.
Directions from Philadelphia Airport. Take I-95 South to 476 North. Follow 476 North to the Schuylkill Expressway (I-76) West to Route 202 South. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.
Directions from Wilmington and Points South (Delaware and Maryland). Take I-95 North to Route 202 North to the Great Valley/Route 29 North Exit. Turn right onto Route 29 North. Turn right at second light onto Liberty Boulevard. The Desmond will be on the left.
Directions from New York and Points North. Take the New Jersey Turnpike South to Exit 6, the Pennsylvania Turnpike extension. Follow the Turnpike West to Exit 326, Valley Forge. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.
Directions from Harrisburg and Points West. Take the Pennsylvania Turnpike East to Exit 326, Valley Forge. Take Route 202 South to Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.

+
C 1234567890

ANDREW SAMPLE
1234 AMERICA DRIVE
ANYWHERE, IL 60661

IMPORTANT ANNUAL MEETING OF SHAREHOLDERS INFORMATION — YOUR VOTE IS IMPORTANT.

Notice of Annual Meeting of Shareholders	C0123456789	12345

Important Notice Regarding the Availability of Proxy Materials for the
UGI Corporation Shareholder Meeting to be Held on January 26, 2010
Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual meeting of shareholders are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:
www.envisionreports.com/UGI

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/UGI to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.
When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before January 15, 2010 to facilitate timely delivery.

■	0 2 3 7 4 9	+
01491D

Shareholder Meeting Notice

UGI Corporation’s Annual Meeting of Shareholders will be held on January 26, 2010 at
The Desmond Hotel and Conference Center, Ballrooms A and B, One Liberty Boulevard,
Malvern, Pennsylvania 19355, at 10:00 a.m. Eastern Standard Time.
Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.
The Board of Directors recommends that you vote FOR Numbers 1 and 2.

1.	Election of Directors:	01 - S.D. Ban	02 - R.C. Gozon	03 - L.R. Greenberg
		04 - M.O. Schlanger	05 - A. Pol	06 - E.E. Jones
		07 - J.L. Walsh	08 - R.B. Vincent	09 - M.S. Puccio

2.	RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.
PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

DIRECTIONS TO THE DESMOND HOTEL AND CONFERENCE CENTER
Directions from Philadelphia. Take the Schuylkill Expressway (I-76) West. Follow I-76 West to Route 202 South. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.
Directions from South Jersey. Take I-95 South to Route 322 West. Take 322 West to Route 1 South to Route 202 North. Take Route 202 North to Great Valley/Route 29 North Exit. Turn right onto Route 29 North. Turn right at second light onto Liberty Boulevard. The Desmond will be on the left.
Directions from Philadelphia Airport. Take I-95 South to 476 North. Follow 476 North to the Schuylkill Expressway (I-76) West to Route 202 South. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.
Directions from Wilmington and Points South (Delaware and Maryland). Take I-95 North to Route 202 North to the Great Valley/Route 29 North Exit. Turn right onto Route 29 North. Turn right at second light onto Liberty Boulevard. The Desmond will be on the left.
Directions from New York and Points North. Take the New Jersey Turnpike South to Exit 6, the Pennsylvania Turnpike extension. Follow the Turnpike West to Exit 326, Valley Forge. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.
Directions from Harrisburg and Points West. Take the Pennsylvania Turnpike East to Exit 326, Valley Forge. Take Route 202 South to Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted using the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted over the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the numbers in the shaded bar on the reverse side when requesting a set of proxy materials.

→  Internet – Go to www.envisionreports.com/UGI. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→  Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→  Email – Send an email to investorvote@computershare.com with “Proxy Materials UGI Corporation” in the subject line. Include in the message your full name and address, plus the three numbers located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials should be made by January 15, 2010.
01491D

C123456789

000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE	000000000.000000 ext 000000000.000000 ext
DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions
You can vote by Internet or telephone.
Available 24 hours a day, 7 days a week.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Time, on January 26, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/UGI • Follow the steps outlined on the secure website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED OVER THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM
PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends that you vote FOR Numbers 1 and 2.

1. Election of Directors:	01 - S.D. Ban	02 - R.C. Gozon	03 - L.R. Greenberg	+
	04 - M.O. Schlanger	05 - A. Pol	06 - E.E. Jones
	07 - J.L. Walsh	08 - R.B. Vincent	09 - M.S. Puccio

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08	09
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.	☐	☐	☐
B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

	C 1234567890	J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
■	1 U P X	0 2 3 7 4 9 1		+
                   0148ZD

▼ IF YOU HAVE NOT VOTED OVER THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — UGI CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UGI CORPORATION
The undersigned hereby appoints Richard C. Gozon, Lon R. Greenberg and Stephen D. Ban, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of UGI Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held January 26, 2010 or at any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.
For the participants in the UGI Utilities, Inc. Savings Plan, AmeriGas Propane, Inc. Savings Plan, and the UGI HVAC Enterprises, Inc. Savings Plan (together, the “Plans”), this Proxy Card will constitute voting instructions to the Trustee under the Plans. As indicated by me on the reverse side, but, if I make no indication as to a particular matter, then as recommended by the Board of Directors on such matter, and in their discretion, upon such other matters as may properly come before the meeting. The Trustee will keep my vote completely confidential. If the Trustee does not receive my executed Proxy by January 21, 2010, I understand the Trustee will vote the shares represented by this Proxy in the same proportion as it votes those shares for which it does receive a properly executed Proxy.
(Continued, and to be marked, dated and signed, on the other side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends that you vote FOR Numbers 1 and 2.

1. Election of Directors:	01 - S.D. Ban	02 - R.C. Gozon	03 - L.R. Greenberg	+
	04 - M.O. Schlanger	05 - A. Pol	06 - E.E. Jones
	07 - J.L. Walsh	08 - R.B. Vincent	09 - M.S. Puccio

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08	09
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.	☐	☐	☐
B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	1 U P X	0 2 3 7 4 9 2	+
                   01490C

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — UGI CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UGI CORPORATION
The undersigned hereby appoints Richard C. Gozon, Lon R. Greenberg and Stephen D. Ban, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of UGI Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held January 26, 2010 or at any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.
For the participants in the UGI Utilities, Inc. Savings Plan, AmeriGas Propane, Inc. Savings Plan, and the UGI HVAC Enterprises, Inc. Savings Plan (together, the “Plans”), this Proxy Card will constitute voting instructions to the Trustee under the Plans. As indicated by me on the reverse side, but, if I make no indication as to a particular matter, then as recommended by the Board of Directors on such matter, and in their discretion, upon such other matters as may properly come before the meeting. The Trustee will keep my vote completely confidential. If the Trustee does not receive my executed Proxy by January 21, 2010, I understand the Trustee will vote the shares represented by this Proxy in the same proportion as it votes those shares for which it does receive a properly executed Proxy.
(Continued, and to be marked, dated and signed, on the other side)